Registration No. 333-111635

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933
(Amendment No. 9 )

BIDGIVE INTERNATIONAL, INC.

(Name of Small Business Issuer in Its Charter)

Delaware	5960	42-1617630
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3229 Wentwood Dr., Suite 200 Dallas, Texas 75225 (972) 943-4185
(Address and Telephone Number of Principal Executive Offices)

3229 Wentwood Dr. Suite 200 Dallas, Texas 75225
(Address of Principal Place of Business or Intended Principal Place of Business)

Gary S. Joiner 4750 Table Mesa Drive Boulder, Colorado 80305 (303) 494-3000	James P. Walker, Jr. 3229 Wentwood Dr, Suite 200 Dallas, Texas 75225 (972) 943-4185

(Name, Address and Telephone Number of Agents For Service)

Approximate Date of Proposed Sale to the Public: As promptly as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $.001	1,000,000	$2.50	$2,500,000	$ 202.25

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

BidGive International, Inc.

1,000,000 Shares of Common Stock

$2.50 per Share

This is our initial public offering and no public trading market currently exists for our stock. We are offering to the public up to 1,000,000 shares (the “shares”) of our common stock (the “common stock”) on a “best efforts no minimum” basis directly through our officers and directors, who will not receive any commissions or remuneration for selling shares. There are no minimum purchase requirements, and no arrangements to place any of the proceeds of the offering in escrow.  This offering will terminate upon the earlier to occur of (i) the second anniversary of the date of this Prospectus, (ii) the date on which all 1,000,000 shares registered hereunder have been sold, or (iii) the date on which we terminate this offering.

Prior to the date of this prospectus, there has been no public market for our common stock, and there is no assurance that a trading market will develop.

Prospective investors should carefully consider all of the factors set forth in “Risk Factors” commencing on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus shall not be used before the effective date of the registration statement.

	Price to the public	Net Proceeds to BidGive International (1) (2)
Per Share	$2.50	$2.50
Total Amount (1,000,000 Shares)	$2,500,000	$2,500,000

 (1) Assumes no commissions will be paid on shares that are sold.

 (2) Before expenses of the offering which we estimate will be approximately $100,000.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED ________, 2005

Information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUMMARY

This Summary highlights selected information about BidGive International and the offering.

BidGive International, Inc.

3229 Wentwood Dr, Suite 200

Dallas, Texas 75225

(972) 943-4185

BidGive International

BidGive International, Inc. (formerly known as Rolfe Enterprises, Inc.) (“we,” “us,” “our,” or “BidGive International”), was originally incorporated as Rolfe Enterprises, Inc., under the laws of the State of Florida on May 6, 1996. We were formed as a “blind pool” or “blank check” company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Securities Exchange Act of 1934 (the “Exchange Act”) by filing a registration statement on Form 10SB on September 12, 2002.  On April 12, 2004, Rolfe Enterprises, Inc. was merged with and into (the “reincorporation merger”) BidGive International, a Delaware corporation formed on such date and prior to the merger a wholly-owned subsidiary of Rolfe Enterprises, Inc., with BidGive International surviving the reincorporation merger.  The purpose of the reincorporation merger was to convert Rolfe Enterprises, Inc. from a Florida corporation to a Delaware corporation and to change its name to “BidGive International, Inc.”

From the date of our incorporation through December 3, 2003, our only business activities were the organizational activities described above, including registration under the Exchange Act, and efforts to locate a suitable business opportunity for acquisition.

On December 4, 2003, we acquired all of the assets of BidGive Group, LLC, a Texas limited liability company, through the merger (the “merger”) of BidGive Group, LLC with and into BGG Acquisition Subsidiary, Inc., our wholly-owned subsidiary (the “Merger Sub”). BidGive Group, LLC was a start-up transitional company formed on May 28, 2003 to acquire certain assets from a developmental, non-operating company named BidGive, Inc. The assets which we acquired in the merger consisted of a development stage discount certificate business, the related website, and related proprietary technology and business model. This business model includes joint marketing and advertising with participating merchants to supply discount shopping, dining, and travel certificates for sale to the public on our website (http://www.bidgive.com) and the sharing of revenue proceeds with not-for-profits chosen by the individual purchasers.  We are currently further developing the assets we acquired in the merger and have commenced operations of an e-commerce website through which we will offer and sell discount certificates, and other products and services as opportunities arise. On February 2, 2004, our website was activated and initial business operations were commenced, but to date we have generated only nominal revenues.  Neither Rolfe Enterprises, Inc. nor BidGive Group, LLC, BidGive International’s two predecessors, has ever been subject to any bankruptcy, receivership or similar proceedings.

We have acquired written contracts with various restaurants and retail merchants desiring to participate in the BidGive programs to offer and sell dining and shopping certificates in Palm Beach/Boca Raton, Florida (32 written contracts to date), and are continuing to seek contracts with additional merchants. We have also begun the process of acquiring similar written contracts in Newark, New Jersey, Long Island, New York, and Toronto, Canada, utilizing independent sales contractors and joint venture partners in these areas. In addition to actively pursuing local restaurants and retail merchants in all of the cities/geographic areas listed above, we are also in negotiations with national retail and restaurant chains pursuant to our plan of operations.  We also have a written agreement with Coventry Travel, a travel industry consolidator, to offer travel related services.

The Offering

Common Stock Offered

We are offering up to 1,000,000 shares of our common stock for sale to the public at a price of $2.50 per share. There are no minimum purchase requirements and no arrangements to place any of the proceeds of the offering in escrow.

Common Stock To Be Outstanding

We currently have a total of 6,308,292 shares of common stock issued and outstanding including 32,400 shares which are shown in our financial statements as common stock subject to rescission rights. In the event that all 1,000,000 shares offered hereby are sold, we will then have a total of 7,308,292 shares of common stock issued and outstanding.

No Trading Market	Our common stock is not quoted on the OTC Bulletin Board, or listed on any exchange, and there is not currently any public market for our stock.
Risk Factors

Investment in our common stock involves a high degree of risk. Among the significant risk factors are: (i) the fact that there is not currently a public market for shares of our common stock and no assurance that such a market will develop in the future; (ii) the fact that we commenced principal business operations during the first quarter of 2004 and have a limited operating history; and (iii) the fact that we will require substantial working capital to fund our business and there is no assurance that we will be able to obtain the necessary working capital (See “Risk Factors” for additional information).

Summary Financial Information

The following table sets forth summary financial data derived from our financial statements. This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

BIDGIVE INTERNATIONAL, INC.

	Period Ended	Fiscal year ended	Fiscal year ended
	September 30, 2005	December 31, 2004	December 31, 2003
Operating Statement Data:
Revenues	36,456	25,920	--
Operating Expenses	93,122	$185,579	$47,287
Net Profit (Loss) from Operations	(62,753)	($159,659)	($47,287)
Net Profit (Loss) Per Share	($0.01)	($0.02)	($0.05)
Balance Sheet Data:
Total Assets	$32,262	$15,344	846
Total Liabilities	$243,429	$163,758	$43,851
Common stock subject to Rescission Rights	$40,500	$40,500	0
Shareholders’ Equity	($251,667)	($188,914)	($43,005)

RISK FACTORS

The shares offered hereby are speculative and involve a high degree of risk, including the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and this offering before making an investment decision.

We may be subject to claims for liability as a result of sales of securities which are alleged to have been made in violation of federal securities laws.

Under the federal securities laws, any offering of securities must be registered unless an exemption from registration is available, and, with limited exceptions, no exemption from registration is generally available for a private placement transaction which is made concurrently with a public offering.  We may be considered to have commenced a public offering of securities on December 31, 2003, when we first filed this registration statement on Form SB-2.  Subsequent to that date, we offered and sold 32,400 shares of common stock for a total of $40,500 and a total of $109,790 in principal amount of convertible promissory notes in private placement transactions.  Although we made these transactions in reliance upon claimed exemptions from registration which we believed were valid, the purchasers may claim that the transactions violated federal securities laws.  If any of these transactions did violate federal securities laws, the purchasers in those transactions may have claims against us for damages or for rescission of their purchase transaction and recovery of the full subscription price paid, which would be a total of $150,290, together with interest.  As of the date of this registration statement, none of the purchasers has made or threatened any claim against us alleging violation of the federal securities laws. In the event the purchaser of these securities successfully asserted claims for rescission it would have a substantial adverse effect on our business and on our ability to continue to operate.  We do not currently have sufficient funds available to pay such claims, and there is no assurance that we would be able to obtain such funds either from the proceeds of this offering, or from other sources.  In that event, it is likely that we would be forced to cease operations and liquidate our available assets to pay our liabilities, including, but not limited to, rescission claims.

We commenced principal business operations in the first quarter of 2004 and have a limited operating history. There is no assurance that we will achieve profitability or that we will not discover problems with our business model.

We have a limited operating history and are subject to all of the substantial risks inherent in the commencement of a new business enterprise.  We may encounter financial and operational difficulties, including the risks associated with persuading vendors and customers to participate in a new business process involving marketing and sale of discount certificates combined with sharing of revenue with not-for-profit entities that result in a failure to become profitable. As a result, there can be no assurance that we will achieve our business objectives, or that we will produce significant levels of revenues or achieve profitability or that we will not discover problems with our business model.

The development of our business will be limited unless we obtain substantial working capital. If we do not raise significant capital either from this offering or from other sources, we will be required to abandon or significantly curtail our expansion plans.

We require substantial working capital to fund our business. As of September 30, 2005, our current amount of working capital (current assets less current liabilities) was ($211,167). Our cash available on hand on November 30, 2005 was approximately $ 14,729 .. We do not presently have adequate cash or sources of financing to meet either our short-term or long-term capital needs. We may not receive any significant amount of proceeds from this offering and we may also be unable to locate other sources of capital or may find that capital is not available on terms that are acceptable to us. If we do not raise significant capital either from this offering or from other sources, we will be required to limit our operations to those which can be financed with the modest capital which is currently available and we will be required to abandon or significantly curtail any of our expansion plans.

Our success is dependent on retaining key personnel and on hiring and retaining additional personnel. We may be unable to hire and/or retain necessary key personnel, which could have a material adverse impact on our ability to expand our current business operations and achieve profitability.

Our success will be largely dependent upon the efforts of Mr. James P. Walker, Jr. and Mr. Michael Jacobson. We do not currently have employment agreements with either Mr. Walker or Mr. Jacobson, and there can be no assurance that such persons will continue their employment with us. The loss of the services of one or more of such key personnel would have a material adverse effect on our ability to maintain and expand our current business operations or to develop related products and services. Our success will also be dependent upon our ability to hire and retain additional qualified management personnel, and there is no assurance that we will be able to do so. Our inability to hire and/or retain qualified management personnel would have a material adverse impact on our ability to expand our current business operations and achieve profitability.

It may be difficult for you to sell your shares because there is currently no public market for shares of our common stock.

There is no current public market for shares of our common stock, and there is no assurance that such a public market will develop in the future. Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow shareholders to easily dispose of their shares of common stock.

Our management controls sufficient shares of our common stock to exercise significant influence over shareholder decisions. There is no assurance that the interests of our management will not conflict with the interests of the other shareholders in the future.

Our management is able to exercise significant influence over all matters requiring shareholder approval, including the ability to elect a majority of the Board of Directors and to approve or prevent us from taking significant corporate actions requiring director and shareholder approval.  Our executive officers, directors and affiliates currently beneficially own, in the aggregate, approximately 56% of our outstanding common stock. Following this offering, assuming it is fully subscribed, our executive officers, directors and their affiliates will beneficially own, in the aggregate, approximately 48.5% of our outstanding common stock.  If the offering is not fully subscribed, the percentage ownership of shares by our executive officers, directors and their affiliates will be greater than 48.5%. The share control owned by management could prevent us from entering into transactions that could be beneficial to other shareholders because the interests of management could conflict with the interests of other shareholders.

Purchasers in this offering will incur immediate substantial dilution. There is no assurance that our net tangible book value per share will equal or exceed the offering price in the future.

Our officers, directors and other current shareholders have acquired their shares of our common stock at a cost substantially less than $2.50 per share. As of September 30, 2005, there are 6,308,292 shares outstanding, including 32,400 shares categorized as common stock subject to rescission rights, having a net tangible book value of approximately ($0.03) per share. Assuming this offering is fully subscribed, of which there can be no assurance, there will be 7,308,292 shares outstanding having a net tangible book value of approximately $0.3 0 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.33 per share attributable to the cash payments made by subscribers to this offering.  In that event purchasers in this offering will suffer an immediate dilution of approximately $2.20 per share, which represents approximately 88% of the public offering price of $2.50 per share.  The amount of dilution will vary depending upon how many of the shares offered hereby are sold.  For example, in the event this offering is only 25% subscribed, there will be 6,558,292 shares issued and outstanding having a net tangible book value of approximately $0.05 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.08 per share attributable to the cash payments made by subscribers to this offering, and purchasers in this offering will suffer an immediate dilution of approximately $2.45 per share, which represents approximately 98% of the public offering price of $2.50 per share. In the event this offering is only 50% subscribed, there will be 6,808,292 shares issued and outstanding having a net tangible book value of approximately $0.14 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.17 per share attributable to the cash payments made by subscribers to this offering, and purchasers in this offering will suffer an immediate dilution of approximately $2. 36 per share, which represents approximately 94% of the public offering price of $2.50 per share. In the event this offering is only 75% subscribed, there will be 7,058,292 shares issued and outstanding having a net tangible book value of approximately $0.22 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.2 5 per share attributable to the cash payments made by subscribers to this offering, and purchasers in this offering will suffer an immediate dilution of approximately $2.28 per share, which represents approximately 91% of the public offering price of $2.50 per share.

Our independent auditors have expressed a concern regarding our ability to operate as a going concern. There can be no assurance that we will receive sufficient proceeds from either this offering or from other sources, including future revenues, to achieve profitability.

We may not receive any significant amount of proceeds from this offering and we may also be unable to locate other sources of capital or may find that capital is not available on terms that are acceptable to us. Our independent auditors have expressed concern regarding our ability to operate as a going concern unless sufficient capital is raised by this offering or from other sources. There can be no assurance that we will receive sufficient proceeds from either this offering or from other sources, including future revenues, to achieve profitability.

USE OF PROCEEDS

If we sell the maximum of 1,000,000 shares in this offering, we will receive proceeds of $2,500,000 before the deduction of the costs associated with this offering. The following table provides information regarding our intended allocation of the net proceeds of this offering, assuming various percentages sold of the total shares offered in the offering:

USE OF PROCEEDS
	100% of offering	75% of offering	50% of offering	25% of offering	10% of offering
Offering Expenses	$100,000 (4.0%)	$100,000 (5.3%)	$100,000 (8.0%)	$100,000 (16.0%)	$100,000 (40.0%)
Salaries, Bonuses and Employee Benefits	$600,000 (24.0%)	$500,000 (26.7%)	$400,000 (32.0%)	$200,000 (32.0%)	$30,000 (12.0%)
Advertising	$400,000 (16.0%)	$300,000 (16.0%)	$200,000 (16.0%)	$50,000 (8.0%)	$0 (0.0%)
Sales Commissions	$275,000 (11.0%)	$275,000 (14.7%)	$200,000 (16.0%)	$75,000 (12.0%)	$50,000 (20.0%)
Not-For-Profit Royalty Commissions	$100,000 (4.0%)	$100,000 (5.3%)	$100,000 (8.0%)	$50,000 (8.0%)	$25,000 (10.0%)
Website Maintenance and Upgrades	$100,000 (4.0%)	$25,000 (1.3%)	$20,000 (1.6%)	$6,000 (1.0%)	$2,500 (1.0%)
Capital Expenditures	$150,000 (6.0%)	$25,000 (1.3%)	$15,000 (1.2%)	$5,000 (0.8%)	$2,500 (1.0%)
Legal and Accounting Fees	$300,000 (12.0%)	$225,000 (12.0%)	$100,000 (8.0%)	$55,000 (8.8%)	$20,000 (8.0%)
Administrative Expenses	$100,000 (4.0%)	$75,000 (4.0%)	$25,000 (2.0%)	$20,000 (3.2%)	$5,000 (2.0%)

Taxes	$300,000 (12.0%)	$200,000 (10.7%)	$75,000 (6.0%)	$50,000 (8.0%)	$10,000 (4.0%)
Working Capital	$75,000 (3.0%)	$50,000 (2.7%)	$15,000 (1.2%)	$14,000 (2.2%)	$5,000 (2.0%)
Total	$2,500,000 (100.0%)	$1,875,000 (100.0%)	$1,250,000 (100.0%)	$625,000 (100.0%)	$250,000 (100.0%)

The principal purpose of this offering is to fund the expansion of our operations. The proceeds of this offering will primarily be used to hire additional employees, open additional markets for our products and services, and purchase advertising space for the BidGive program. We expect that our legal and accounting fees, administrative expenses, and capital expenditures will correspondingly increase as a result of hiring additional employees, expanding into additional markets, and increased revenues. The information above represents our best estimate of our intended allocation of the proceeds from this offering; however, to the extent that any actual expenses in one or more categories are more or less than the budgeted amount(s), our allocation of the proceeds at each funding level may vary slightly. Capital expenditures may include but are not limited to funds for the purchase and/or lease of computer equipment, proprietary software upgrades and development, and office equipment as we expand our operations. We have no current agreements or commitments with respect to any material acquisitions. Proceeds allocated to salaries, bonuses and employee benefits will be used to compensate employees, officers and directors as established and approved by our Board of Directors (or our compensation committee once one is established). Mr. Walker, our President and a Director, and Mr. Jacobson, Chairman of the Board and Vice President, will each receive an initial annual salary of $150,000 if the offering is at least 75% subscribed, $125,000 if the offering is at least 50% but less than 75% subscribed, $85,000 if the offering is at least 25% but less than 50% subscribed, and $10,000 if the offering is at least 10% but less than 25% subscribed. See “Management’s Discussion and Analysis or Plan of Operations—Plan of Operations” for additional information regarding our expansion plans.

DETERMINATION OF OFFERING PRICE

The offering price of $2.50 per share was determined at the sole discretion of our management. In determining the offering price we considered various factors including our current capital structure, our opinion of our business prospects and current conditions we believe will affect our business and operations.  However, we have no significant tangible assets or operating history and have not generated any significant revenues to date.  As a result, our offering price does not bear any relationship to our assets, earnings, book value, cash flow, or other generally accepted criteria of value.

DILUTION

Our officers, directors and other current shareholders have acquired their shares of our common stock at a cost substantially less than $2.50 per share. As of September 30, 2005, there are 6,308,292 shares including 32,400 shares which are shown in our financial statements as common stock subject to rescission rights outstanding having a net tangible book value of approximately ($0.01) per share. Assuming this offering is fully subscribed, of which there can be no assurance, there will be 7,308,292 shares outstanding having a net tangible book value of approximately $0.30 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.33 per share attributable to the cash payments made by subscribers to this offering.  In that event purchasers in this offering will suffer an immediate dilution of approximately $2.20 per share which represents approximately 88% of the public offering price of $2.50 per share.  The amount of dilution will vary depending upon how many of the shares offered hereby are sold.  For example, in the event this offering is only 25% subscribed, there will be 6,558,292 shares issued and outstanding having a net tangible book value of approximately $0.05 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.08 per share attributable to the cash payments made by subscribers to this offering, and purchasers in this offering will suffer an immediate dilution of approximately $2.45 per share, which represents approximately 98% of the public offering price of $2.50 per share. In the event this offering is only 50% subscribed, there will be 6,808,292 shares issued and outstanding having a net tangible book value of approximately $0.14 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.17 per share attributable to the cash payments made by subscribers to this offering, and purchasers in this offering will suffer an immediate dilution of approximately $2.36 per share, which represents approximately 94% of the public offering price of $2.50 per share. In the event this offering is only 75% subscribed, there will be 7,058,292 shares issued and outstanding having a net tangible book value of approximately $0.22 per share (taking into account only the cash payments made by subscribers to the offering), which reflects an increase in net tangible book value of approximately $0.25 per share attributable to the cash payments made by subscribers to this offering, and purchasers in this offering will suffer an immediate dilution of approximately $2.28 per share, which represents approximately 91% of the public offering price of $2.50 per share.

PLAN OF DISTRIBUTION

We are offering the shares on a “self-underwritten” basis directly through James P. Walker, Jr. and Michael Jacobson, two of our executive officers and directors named herein, who will not receive any commissions or other remuneration of any kind for selling shares in this offering, except for the reimbursement of actual out-of-pocket expenses incurred in connection with the sale of the common stock. This offering will terminate upon the earlier to occur of (i) the second anniversary of the date of this Prospectus, (ii) the date on which all 1,000,000 shares registered hereunder have been sold, or (iii) the date on which we terminate this offering.

This offering is a self-underwritten offering, which means that it does not involve the participation of an underwriter to market, distribute or sell the shares offered under this prospectus. We will sell shares on a continuous basis. We reasonably expect the amount of securities registered pursuant to this offering to be offered and sold within two years from this initial effective date of this registration. This offering does not pertain to an at-the-market offering of equity securities of BidGive International. We may offer the shares through brokers or sales agents, who may receive compensation in the form of commissions or fees. Although we have not yet done so, we anticipate that we may seek to enter into agreements with various brokers and sales agents to assist us in identifying and contacting potential investors. Under these agreements, we anticipate that we would generally agree to pay fees or commissions based on a percentage (not exceeding 10%) of the aggregate purchase price of shares sold by such brokers or sales agents or that we sell to investors identified and contacted by these sales agents. These agreements may, in some cases, provide that we reimburse these sales agents for out-of-pocket expenses incurred in connection with their engagement. Any broker, dealer or sales agent that participates in the distribution of shares may be deemed to be an underwriter, and any profits on the sale of the shares by any such broker, dealer or sales agent, and any commissions and fees received by such broker, dealer or sales agents may be deemed to be underwriting compensation under the Securities Act. In addition, to comply with the securities laws of certain jurisdictions, the shares may be required to be offered and sold only through registered or licensed brokers or dealers. If such registered or licensed brokers or dealers are engaged, the total commission and fees paid to such brokers and dealers in connection with the sale of shares will not exceed 10% of the selling price of the shares. In the event we enter into an underwriting agreement or agreements with broker-dealers and sales agents at any time after the effective date of this registration statement, we will be required to file a post-effective amendment to the registration statement to identify the underwriter, update the disclosure regarding the plan of distribution, file the underwriting agreement as an exhibit, and update all other applicable sections of the registration statement.

The shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

In connection with their selling efforts in the offering, Mr. Walker and Mr. Jacobson will not register as broker-dealers pursuant to Section 15 of the Exchange Act, but rather will rely upon the “safe harbor” provisions of Rule 3a4-1 under the Exchange Act. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in an offering of the issuer’s securities. Neither Mr. Walker nor Mr. Jacobson are subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act. Neither Mr. Walker nor Mr. Jacobson will be compensated in connection with their participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities. Neither Mr. Walker nor Mr. Jacobson are, or have been within the past 12 months, a broker or dealer, and neither of them are, or have been within the past 12 months, an associated person of a broker or dealer. At the end of the offering, Mr. Walker and Mr. Jacobson will continue to primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities. Neither Mr. Walker nor Mr.

Jacobson participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

Following acceptance of subscriptions, all funds will be immediately available to BidGive International and subscribers will have no right to the return of their funds in the event less than the maximum number of shares offered hereby is sold.

Our officers, directors, existing stockholders and affiliates may purchase shares in this offering and there is no limit to the number of shares they may purchase.

LEGAL PROCEEDINGS

Neither BidGive International nor its property is the subject of any pending legal proceedings, and no such proceeding is known to be contemplated by any governmental authority. We are not aware of any legal proceedings in which any director, officer or affiliate of BidGive International, any owner of record or beneficially of more than 5% of any class of our voting securities, or any associate of any such director, officer, affiliate or security holder of BidGive International, is a party adverse to BidGive International or any of its subsidiaries or has a material interest adverse to BidGive International or any of its subsidiaries.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers are elected annually by the Board of Directors. The directors serve one year terms or until their successors are elected. We have not had standing audit, nominating or compensation committees of the Board of Directors or committees performing similar functions. All such applicable functions have been performed by the Board of Directors as a whole. We anticipate establishing such committees in the near future. During the fiscal year ended December 31, 2003, the Board of Directors held no formal meetings, but took action once by unanimous written consent. There are no family relationships among any of the directors, nominees or executive officers. Other than our executive officers, we currently have no other significant employees.

The following table sets forth the names and ages of our current executive officers and directors, the principal positions held by each within BidGive International, and the date such persons became officers and directors:

Name and Age	Director/Officer Since	Position(s) Held

James P. Walker, Jr. (44)	2003	President, Chief Executive Officer, Secretary and Director
Michael Jacobson (52)	2004	Chairman of the Board and Vice President
Rebecca Richardson-Blanchard (39)	2005	Chief Financial Officer and Treasurer
Mark S. Gardner (55)	2004	Director

Ronald D. Gardner (63)	2004	Director

Biographical Information

James P. Walker, Jr. has served as the President, Secretary and a director of BidGive International since December 4, 2003. Mr. Walker was in private law practice from 1985 to 1989, and with J.C. Penney Company from 1989 to 1996. From 1996 to 1999, he was COO/General Counsel with Benchmark Environmental Consultants where he was responsible for restructuring and managing operations.  From September 1999 to December 2001, he was CEO of Technology Business Partners, a technical consulting/staff augmentation company. In December 2001 he became CEO/COO and director of BidGive, Inc., a development stage company, to oversee development and testing of BidGive, Inc.’s discount dining certificate business. In May 2003, Mr. Walker served as CEO/COO and Manager of BidGive Group, LLC, a transitional company formed to acquire certain assets of BidGive, Inc., to merge with Rolfe Enterprises, Inc. (BidGive International’s predecessor), and to expand and commercialize the acquired discount certificate business, launch business operations, and to raise operating capital. He is a graduate of Texas Tech University (BA 1982) and School of Law (JD 1985). Mr. Walker currently devotes his full time and attention to BidGive International, and has not had any other business activities from December 2001 to the present other than with BidGive, Inc. and BidGive Group, LLC.

Michael Jacobson has served as Vice President and Chairman of the Board of Directors of BidGive International since March 2004.  From 1984 to 1998, he was Vice President of Marketing for the SEN Group, a firm that created special events for not-for-profits, corporate sales and event promotions, and high net worth individuals. Subsequently, he was VP Marketing of Market City USA, an Internet based discounter, for two years (April 1998 to April 2000) before resigning that position to create and launch BidGive, Inc. in April 2000. Mr. Jacobson is chiefly responsible for establishing and managing BidGive International’s sales and marketing campaigns. Mr. Jacobson currently devotes his full time and attention to BidGive International, and has not had any other business activities from April 2001 to the present other than with BidGive, Inc. and BidGive Group, LLC.

Rebecca Richardson-Blanchard, age 39, has served as Interim Chief Financial Officer and Treasurer since April 2005.  Ms. Richardson-Blanchard has held the position of Senior Accountant for the accounting firm, Thomas W. Richardson, CPA, from November 1990 to the present. During this time the accounting firm specialized in financial and business consulting and preparation of individual and business taxes. From December 1983 to October 1990, Ms. Richardson-Blanchard was employed by Savings of America as Accounts Supervisor. Ms. Richardson-Blanchard devotes approximately 15% of her time and attention (approximately 8 to 10 hours per week) to BidGive International, and devotes the remainder of her time and attention to her accounting firm.

Mark S. Gardner has served as a director of BidGive International since March 2004.  From 1986 to the present, he has been employed by Bear Stearns & Co., Inc., and is currently Managing Director in the Private Client Services Division in Dallas, Texas.

Ronald D. Gardner has served as a director of BidGive International since March 2004. Since 1998, Mr. Gardner has been self-employed as an independent sales and marketing consultant in the debit and prepaid calling markets.  From 1988 to 1998 Mr. Gardner worked in the telecommunications industry.  From 1996 to 1998, he was President of Logiphone Group, a telecommunications company doing business in the Netherlands.  During 1995 he was a consultant to ACR, Inc., which was engaged in the business of selling and marketing long distance services, and The Furst Group, Inc., which was engaged in the business of selling prepaid calling card services.  From 1988 through 1994 he worked for Comac, Inc., a private telecommunications company reselling AT&T long distance services.  During the period from 1992 to 1994 he was the President of Comac, Inc., and prior to that time he was national director of sales and marketing for Comac, Inc.  Mr. Gardner is a graduate of West Virginia University (BS 1963) and New Mexico Highlands University (MS 1968).

Advisory Board

Our advisory board advises our Board of Directors on our business plan and operations. The following four individuals presently comprise our advisory board:

Phillip Berwish, an attorney, is experienced in non-profit corporate development, governance and management. Mr. Berwish is the former President of the Board of Directors for Casa Nueva Vida, Inc., a non-profit corporation in Massachusetts running a homeless shelter dedicated exclusively to Hispanic women and children.  Mr. Berwish helped create the Community Agency Management Program (CAMP) at the School of Management of Lesley College, in Cambridge, serving as program instructor for law-related segments, including “Law & Ethics For Non-Profit Corporations”. Mr. Berwish also served as President of The Photo Review, a nationally-published non-profit journal of photography, published quarterly since 1976.

Judith Cunningham is the Head of Schools for Toronto Montessori Schools, the largest Montessori school in North America, and is an international consultant to Montessori schools and an educational speaker.  Ms. Cunningham has more than twenty years’ experience with non-profit organizations.  She is also a past board member of the American Montessori Society.

David Petersen is an independent consultant. Mr. Petersen founded and served as chief executive officer, of Telemarketing Resources International Inc., a startup company formed to supply equipment to the call center industry. Mr. Peterson was also a founder of VoiceCast International Inc., a direct marketing voice message service bureau with patented technology. Mr. Petersen is also a recognized marketing and media placement specialist. Mr. Peterson’s past experience includes providing marketing services to Eddie Bauer, Nextel, 1-800 Flowers, Sports Illustrated, Entertainment Weekly, Echostar (Dish Network) Sprint PCS, T-Mobile, First USA, Citadel Communications, Cendent, the “Get Out the Vote Campaign,” Direct DSL, and BMG Music.

Robert Schneiderman is the owner and President of R.S. and Associates, Inc., marketing consultants.  Mr. Schneiderman implements marketing strategies for clients and joint venture partners, provides project management, structuring of operational systems and procedures, expands marketing channels, and assists with contract negotiations. Mr. Schneiderman also serves as a business liaison between BidGive International and various marketing entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 30, 2005, certain information with respect to the common stock beneficially owned by (i) each director, nominee to the Board of Directors and executive officer of BidGive International; (ii) each person who owns beneficially more than 5% of our common stock; and (iii) all directors and executive officers as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

James P. Walker, Jr., President, CEO, Secretary and Director (1) 3229 Wentwood Drive, Suite 200 Dallas, Texas 75225	1,593,897 (4)	25.26%

Michael Jacobson, Chairman of the Board and Vice President (1) 3229 Wentwood Drive, Suite 200 Dallas, Texas 75225	1,235,380 (3)	19.58%

Ronald D. Gardner, Director (1) 3229 Wentwood Drive, Suite 200 Dallas, Texas 75225	646,917 (5)	10.26%

Rebecca Richardson-Blanchard, Chief Financial Officer (1) 3229 Wentwood Drive, Suite 200 Dallas, Texas 75225	0	nil

Mark S. Gardner, Director (1) 3229 Wentwood Drive, Suite 200 Dallas, Texas 75225	32,059	nil

Robert Schneiderman 843 Persimmon Lane Langhorne, PA 19047	380,353 (6)	6.02%

Mid-Continental Securities Corp. P.O. Box 110310 Naples, FL 34108-0106	365,100	5.8%

Frank Pioppi (2) 4 Cliff Avenue Winthrop, MA 02152	388,700	6.16%

All Directors and executive officers (5 persons)	3,581,784	56.78%

______________________________

(1)The person listed is an executive officer and/or director of the Company.

(2) Includes the 365,100 shares of Common Stock owned by Mid-Continental Securities Corp. Frank Pioppi is the Chairman of Mid-Continental Securities Corp., and is deemed by that company to be the beneficial owner of 100% of Mid-Continental's shares in the Company.

(3) Includes 27,354 shares held of record by my Mr. Jacobson's spouse and 1,226 shares issuable upon conversion of outstanding convertible notes, of which Mr. Jacobson may be deemed to be the beneficial owner.

(4) Includes 110,296 shares held of record by Mr. Walker’s children and 37,976 shares issuable upon conversion of outstanding convertible notes, of which Mr. Walker may be deemed to be the beneficial owner.

(5) Includes 40,000 shares held of record by Mr. Gardner’s spouse, and 1,000 shares issuable upon conversion of outstanding convertible notes, of which Mr. Gardner may be deemed to be the beneficial owner.

(6) Includes 1,667 shares issuable upon conversion of outstanding convertible notes, of which Mr. Schneiderman may be deemed to the beneficial owner.

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation authorizes the issuance of 20,000,000 shares of common stock, par value $.001, and 10,000,000 shares of preferred stock, par value $.001, of which 6,308,292 and 0 shares, respectively, are currently issued and outstanding. Following completion of this offering, assuming it is fully subscribed, we will have a total of 7,308,292 shares of common stock issued and outstanding. Each record holder of our common stock is entitled to one vote for each share held on all matters properly submitted to our shareholders for their vote. Our Certificate of Incorporation does not permit cumulative voting for the election of directors.

Holders of outstanding shares of our common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up our affairs, holders are entitled to receive, ratably, our net assets. We have never declared any cash dividends on our common stock and do not anticipate declaring any dividends in the foreseeable future.  Holders of outstanding shares of common stock have no preemptive rights and no conversion or redemption rights.

Transfer Agent

Our transfer agent is OTC Corporate Transfer Service Co.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and Bylaws include provisions requiring us to provide indemnification for officers, directors, and other persons. We have the power, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, to indemnify any director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by Section 145, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Disclaimer Regarding Forward-Looking Statements

Certain statements in this prospectus that are not statements of historical fact are what are known as “forward-looking statements,” which are basically statements about the future. For that reason, these statements involve risk and uncertainty since the future cannot be accurately predicted. Words such as “plans,” “intends,” “hopes,” “seeks,” “anticipates,” “expects,” and the like often identify such forward-looking statements, but are not the only indication that a statement is a forward-looking statement. Such forward-looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements that express or imply that such present and future operations will or may produce revenues, income or profits. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 5. These and other factors may cause our actual results to differ materially from any forward-looking statement. We caution you not to place undue reliance on these forward-looking statements. Although we base these forward-looking statements on our expectations, assumptions and projections about future events, actual events and results may differ materially, and our expectations, assumptions and projections may prove to be inaccurate. The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

Background

We were originally incorporated as Rolfe Enterprises, Inc. under the laws of the State of Florida on May 6, 1996. We were formed as a “blind pool” or “blank check” company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or other similar type of transaction. In furtherance of our business plan, we voluntarily elected to become subject to the periodic reporting obligations of the Exchange Act by filing a registration statement on Form 10SB on September 12, 2002. On April 12, 2004, Rolfe Enterprises, Inc. was merged with and into BidGive International, a Delaware corporation formed on such date and prior to the merger a wholly-owned subsidiary of Rolfe Enterprises, Inc., with BidGive International surviving the reincorporation merger. The purpose of the reincorporation merger was to convert Rolfe Enterprises, Inc. from a Florida corporation to a Delaware corporation and to change its name to “BidGive International, Inc.”

Pursuant to a merger agreement and plan of reorganization dated October 10, 2003 (the “merger agreement”), entered into by and among Rolfe Enterprises, Inc. (BidGive International’s predecessor), the Merger Sub, Mid-Continental Securities Corp. (our largest stockholder on the date the merger agreement was executed), and BidGive Group, LLC (a Texas limited liability company), effective as of December 4, 2003, BidGive Group, LLC was merged with and into the Merger Sub with the Merger Sub surviving the merger, and each 1% membership interest in BidGive Group, LLC which was issued and outstanding immediately prior to the effective time of the merger was converted into 57,446 shares of our common stock. As a result of the merger, the former members of BidGive Group, LLC became the holders of 92.5% of our issued and outstanding common stock effective as of December 4, 2003. BidGive Group, LLC was a start-up transitional company formed on May 28, 2003 to acquire certain assets from a developmental, non-operating company named BidGive, Inc. Neither Rolfe Enterprises, Inc. nor BidGive Group, LLC, BidGive International’s two predecessors, has ever been subject to any bankruptcy, receivership or similar proceedings.

In anticipation of completion of the merger transaction with BidGive Group, LLC, we completed a recapitalization of our common stock. Prior to the recapitalization, we had a total of 5,822,250 shares of common stock issued and outstanding. As part of the recapitalization, we first completed a 2:1 forward stock division that increased our issued and outstanding common stock to 11,644,500 shares, and simultaneously increased our authorized common stock from 10,000,000 to 20,000,000 shares, par value $.0005. After completion of the forward division and the increase in the number of authorized shares of common stock, we completed a 1:25 reverse stock split which reduced the number of issued and outstanding shares of common stock from 11,644,500 to 465,780, and also increased the par value per share of common stock back to $.001, but did not reduce the number of authorized shares of common stock.

Following completion of the merger, the former members of BidGive Group, LLC owned a total of 5,744,600 shares of common stock, or 91.5% of our issued and outstanding common stock, and our former stockholders owned a total of 465,780 shares of common stock, or 7.4% of our issued and outstanding common stock.

Development of Business of BidGive Group, LLC

BidGive Group, LLC was a start-up transitional company that acquired certain assets from a developmental, non-operating company named BidGive, Inc. related to its discount certificate business. The assets acquired consisted of the discount certificate business operations under development, the “BidGive” name and slogans, and a non-operating website (http://www.bidgive.com).

BidGive Group, LLC expanded and refined the discount certificate business, adding an advertising and marketing element for certificate acquisition, an entire new program of retail shopping certificates, geographical expansion, toll-free number certificate purchasing and certificate validation, back-end data access for merchant certificate validation and not-for-profit contribution auditing, sales and marketing joint venture programs, and the filing of a provisional patent on the revised and enlarged business methods and processes.

Principal Products and Services

Our initial products are discount retail, dining and travel certificates/credits, and discount local and long distance telephone service, where every purchase supports the not-for-profit of the purchaser’s choosing by donating a portion of the net proceeds from the transaction. For example, a purchaser could buy one of our $50.00 retail or dining certificates for the price of $35.00 with a portion of the proceeds going to the purchaser’s charity of choice. The certificate/credit is from a local or national merchant or fine restaurant that does not ordinarily give discounts, but does so with us because the charitable support element makes them good corporate citizens as well as increases traffic to their establishment. The purchaser gets a good deal and supports a good cause, the charity receives proceeds that they would not otherwise receive and for little cost or effort on its part, and the vendors receive advertising exposure and increased sales and traffic to their establishments while being good citizens and without having to choose just one charitable cause which some percentage of their customers might choose not to support.

We have acquired written contracts with various restaurants and retail merchants desiring to participate in the BidGive programs to offer and sell dining and shopping certificates in Palm Beach/Boca Raton, Florida (32 written contracts to date), and are continuing to seek contracts with additional merchants.  We are completing the process of acquiring similar written contracts in Newark, New Jersey; Long Island, New York; Dallas, Texas; and Toronto, Canada, utilizing independent sales contractors and joint venture partners, although we are not yet offering dining and shopping certificates for sale in these markets. The Company is directly opening the market in its corporate hometown of Dallas, Texas. In addition to actively pursuing local restaurants and retail merchants in all of the markets listed above, we are also in negotiations with national retail and restaurant chains pursuant to our plan of operations. Generally, the material terms of the written agreements require us to market the discounts provided by the vendors in exchange for a share of the discount, and require the vendors to agree to provide the negotiated discounts, accept BidGive certificates/credits submitted by purchasers, and participate in marketing efforts. Under the cooperative advertising certificate program, the purchaser receives a 30% discount off the normal retail price of the purchases from participating vendors, and an additional 5% of the normal retail price goes to the purchaser’s selected charity. When merchants elect to participate and advertise through BidGive, they pay for part of the advertising cost by specifying the number of certificates that will be redeemable at their establishments.  BidGive generates revenues from the difference between the advertisement rates it negotiates with publishers and the advertising fees charged to the participating vendors.  We hold the discounts and certificates as inventory in the sense that the written advertising participation agreements provide for a specified number of certificates per each advertisement a vendor participates in or a standard discount given to BidGive debit cardholders (as discussed below), as maintained on our website by our inventory control software. The discounts and certificates will not be sold on a consignment basis.

We also have a written agreement with Coventry Travel, a travel industry consolidator, to offer travel related services. Coventry Travel provides all travel fulfillment services, including a toll-free customer service call center, in exchange for 20% of the $50 travel voucher cost when voucher purchasers contact Coventry Travel through our toll-free number. Either BidGive International or Coventry may cancel the agreement upon reasonable notice, but Coventry must honor all travel vouchers sold prior to cancellation.  We previously offered a discount telecom program to our customers, but in November 2004 this program was discontinued. We received nominal revenues (less than 1% of total revenues) from the telecom program prior to its discontinuance.  We currently intend to reinstate the program during the third quarter of 2005.  In November 2004, we added an online mall to our business through execution of a company called Linkshare.  This is a standard “click through” retail program in which the Company receives nominal revenue, and our patrons and designated not-for-profits receive discounts and royalties from the listed merchants for any merchandise or services purchased at the merchant via the “click through” from the Company’s website.  The material terms of the agreement with Linkshare are that the Company is permitted to establish the “click through” links with individual merchants in Linkshare’s network and offer the various discounts and royalties to its patrons.  We receive a small percentage of each transaction from the merchant, and our patrons receive a stated discount (generally 1 – 5%) and the non-profit designated by the patron receives a royalty under our standard disbursement process.  During 2004 our revenues from the online mall were nominal, and less than 1% of revenue.

Our joint venture partner in Palm Beach/Boca Raton, Florida is Ms. Terry Byer.  Our joint venture partner in Newark, New Jersey and Long Island, New York is Personal Greetings, Inc.  Our joint venture partner in Toronto, Canada is Mr. Leonard Pearl.  The material terms of our agreement with each of the venture partners are nearly identical: they act as our local agents in recruiting and managing independent sales contractors and acquiring merchants and local charities to participate in our programs, and they pay for the initial advertisement in their local paper or other media to launch operations in the area, in exchange for compensation in the form of either shares of our common stock or a percentage of the net revenues generated through their locations, or a combination of both stock and revenue sharing—Ms. Byer in Florida will receive 10,000 shares of our common stock but no revenue sharing; Personal Greetings, Inc. in the Northeast area will receive 50% of the net profits generated by the operations in the Northeast area with a monthly advance against commissions after the completion of this public offering; and Mr. Pearl in Canada will receive 35,000 shares of our common stock and 50% of the net profits generated in Canada up to a maximum of $9,000 per month.  Further, as part of each agreement, if the individual joint venture was established on a revenue sharing basis, we have the right at our option to purchase the joint venture partners’ interests in the operations in exchange for shares of our common stock. Ronald Gardner, who is employed by our joint venture partner, Personal Greetings, Inc. (“PGI”), is also a Director of BidGive International, and both Mr. Gardner, individually, and PGI hold shares of our common stock.

In general, our business model is based on the following steps: with the cooperative advertising certificate program we purchase advertising space in publications (such as local newspapers) and other media (such as billboards), subdivide the ad space and sell smaller ad space to select merchants in association with our total marketing program. The merchants will pay half of the purchase price for their advertising space in cash, with the remaining half of the purchase price payable in the form of discount certificates (in denominations of $50 or $100) that are redeemable at their business establishments. We will also offer the merchants the opportunity to provide slightly reduced (3-20%) but constant discounts to our participating members through our branded BidGive debit card affinity program, which is presently under development.  Our debit card will be issued by established banks in conjunction with either Visa or MasterCard, and will complete transactions using their established technology as with any other debit card. Similar to the certificate program, we will approach merchants to provide discounts to members participating in our debit card program (constant discounts under the debit card) that pay for their goods and services purchases with the BidGive debit card.  As with the certificate program, a portion of the monies will go to a charity selected by the purchaser.  BidGive International will receive a portion of the discount savings.  We receive revenue from retail and dining advertisers in the form of cash and discount certificates when advertisers participate in our marketing programs, and from customers in the form of cash (credit/debit card charges) when customers purchase the discount retail and dining certificates through our website or toll-free telephone number, or use their BidGive debit card with the affinity purchasing program. We receive revenue in the form of cash (credit/debit card charges) when customers purchase travel vouchers, which give them access to savings on travel through our contract with Coventry Travel. Historically, the percentages of revenues generated by each of our business segments were: retail – 50%, dining – 45%, travel – 3%, and telecom – 2%. Our telecom program has since been temporarily discontinued while we locate a new telephone service provider. As we increase our marketing and advertising efforts, we expect travel, and, once we engage a new telephone service provider, telecom, to increase to 5% and 3% of our revenues, respectively, with retail and dining falling to 47% and 45% of our revenues, respectively. Our standard discount for retail and dining certificates is 30%, and in conjunction with each purchase we agree to pay a royalty (generally 5%) to the purchaser’s charity of choice.  The constant discount under the affinity debit card program ranges from 3% to 20% depending upon the merchant, with royalties (divided between us and the purchaser’s charity of choice) ranging from 1% to 5% depending upon the discount provided to the purchaser. Under our business model of using venture partners and independent contractors to open markets, the addition of future markets should only require nominal resources of our time and money.

Description of Industry

The online commerce market is new, rapidly evolving and growing, and competitive. We expect significant competition because barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost; however, the threat of patent enforcement litigation relating to our proprietary, patent-pending business model (as described above under “Principal Products and Services”) should help to protect our competitive position within our industry. Business methods are now considered patentable subject matter. As with all patentable subject matter, the business method must merely meet the dual requirements of being novel and non-obvious.  As a result, we have prepared and filed a patent application to cover the unique components of our business model. When issued, the patent should deter others from utilizing a business model having the components covered in the issued claims. (See “Proprietary Technology” for additional information on our patent application.) There are numerous companies and websites through which discount certificates may be purchased on various terms, some of which will compete on some level with us, but none of which, to the best of our knowledge, bring all the elements together as we do—the “elements” being a discount to the purchaser with a royalty paid to the not-for-profit and advertising and increased traffic and sales to the merchant. Our business model encourages increased traffic to the merchant because purchasers must either physically visit the merchant’s establishment or visit the merchant’s website in order to redeem their certificates or use their BidGive debit cards to purchase goods and services at a discount. Although we will seek to establish a unique niche for our business and protect our business model patent, we will still be competing for funding and will face intense competition from many other entities with greater experience and financial resources than we currently have available.

Marketing and Distribution Strategies

Our marketing is divided into four areas. First, is the marketing of its program to retail merchants, service providers and restaurants. The purpose of this marketing is to acquire credits from the providers, and generally a cash payment, in exchange for inclusion in our marketing program to the public.

In the second marketing phase, the credits received from the providers are then marketed through newspaper and magazine advertising and our website to the general public at a discount of 30% as BidGive Charity Shopping Certificates, BidGive Charity Dining Certificates, and BidGive Charity Travel Vouchers, and via our proprietary debit card program. The advertising includes the logos of some of the benefiting not-for-profit organizations that receive an average royalty of approximately 5% of a purchaser’s transaction under the Retail, Dining, and Travel Programs; the royalty under the Telecom Program is on a sliding scale from 2% to 10% depending upon the number of customers participating. Participating not-for-profits are given a communications kit that provides information about the programs which they can disseminate to their supporters and staff.

In the third marketing phase it is anticipated that we or a participating not-for-profit will contact the major corporate supporters of the not-for-profit organization and requests that they notify their employees of the opportunity to save money on purchases while also supporting the organization. We will provide the corporate supporter with a communications kit which explains the opportunity to the employees and includes several methods of communicating the message to such employees.

The fourth area of marketing is expected to involve the bulk sale of certificates and debit cards by us or an independent contractor sales force to companies that may use them as employee or customer gifts, or to reduce their cost of entertaining or purchasing.

We have started and are actively pursuing the first three marketing phases above in Palm Beach/Boca Raton, Florida, and are completing the marketing phases in Newark, New Jersey; Long Island, New York, and Toronto, Canada through our joint venture partners using independent sales contractors paid on a commission basis to obtain retail and dining vendor participation and the signed marketing agreements, while at the same time our employees approach the participating not-for-profits and their major corporate supporters to increase awareness of the BidGive opportunity among their members.  We are opening the market in our corporate hometown of Dallas, Texas. We are developing the business initially on a city-by-city basis using joint venture partners and independent contractors to secure the participating vendors in order to avoid the need to pay for a large sales force in advance of sales, or significantly expand our infrastructure in advance of anticipated sales. Generally, the independent sales contractors will be paid commissions as follows: (i) $100 of the first month’s cash received by us from Retail and Dining program fees; (ii) 50% of the subsequent monthly Retail and Dining program fees paid to us by each merchant; and (iii) a 7% commission on add-on advertising (i.e., newsprint, billboard, radio, cable, etc.) and a 7% commission on all dining and restaurant certificate sales. Once a market is selected and the volume of vendors that the independent sales contractor(s) produce can be predicted with reasonable certainty, we will have opportunity to determine if our computer hosting, call center or staff capabilities will need to be enhanced. The sale of BidGive certificates and issuance of BidGive debit cards to the public usually begins 45-60 days after vendor acquisition. We are currently selling retail and dining certificates on our website and through our toll-free number covering merchants in the Palm Beach/Boca Raton, Florida area. We are also offering travel vouchers nationwide through our website, and intend to offer telecom services again once we engage a new telephone service provider.

We will market our business to merchants by promoting the concept that they will receive additional exposure, community goodwill, and increased traffic and sales through association with the participating not-for-profits and the promotional campaigns they conduct. Our business model encourages increased traffic and sales to the merchant because purchasers must either physically visit the merchant’s establishment or visit the merchant’s website in order to redeem their certificates or use their BidGive debit cards to purchase goods and services at a discount.

There are two ways for a customer to purchase a BidGive certificate or obtain a BidGive debit card. The customer can go to our website to register and purchase the certificate/card, or can call a toll-free number (to a call center operated by Data Mountain Solutions, Inc.) to purchase the certificate/card. Payments are made by credit card or bank account draft, and the certificates generally expire six months from the date of purchase. The BidGive certificates/cards can be used by the purchaser or given as a gift to be used by the recipient.  The material terms of the written agreement with Data Mountain Solutions, Inc. (“DMS”) require DMS to provide turnkey call center set-up and monitoring services for order placement and certificate redemption, for a $350 monthly fee. Either party may cancel the agreement upon 30 days’ written notice, and DMS may adjust its rates or modify the terms and conditions of the agreement upon 60 days’ notice.  The contract is on a month-to-month basis, required an initial set up fee of $1,000, and has per minute costs of $.11.

Competition

Several companies offer some components of our sales and fund-raising programs. We expect to be competitive primarily on the basis of price and by seeking to provide certificates and debit cards which offer a discount with a commercial/philanthropic combination (most competitors offer either a price discount or a royalty to a charity, but not both—we provide both a discount and a royalty). We also expect to compete through reputation by offering credits and discount certificates from merchants that do not frequently offer discounts.  As a new company, we are not yet fully competitive within the industry, and most of our potential competitors are more established and presently have greater financial resources than we do.

Our competition includes several web-based commercial retail sites and companies that offer gift certificates at a discount, or that support a single designated charity chosen by the retailer, such as the United Way, on an ongoing or, more often, periodic basis. It also includes some websites such as iDine.com, Upromise.com and edExpress.com, which pay a rebate to the purchaser on regular retail sales, or give airline miles, or rebate 3-5% of sales to an individual Section 529 college savings account designated by the purchaser.

Our competition also includes several web-based charity shopping sites, such as CharityMall.com, GreaterGood.com and iGive.com. These sites generally simply offer links to major and specialty retailers through their site. They ask a not-for-profit to notify their constituency that the site is available and can be accessed either directly or through the not-for-profit’s site, and they pay the not-for-profit a percentage of the revenue they receive from the retailer for directing the sale to their site.

Proprietary Technology

On October 23, 2003, we, by and through our individual officers, filed a provisional patent application with the United States Patent and Trademark Office covering our proprietary business model (as described above under “Principal Products and Services”).  Since 1995, the United States Patent and Trademark Office has offered inventors the option of filing a provisional application for patents. The provisional patent application process was designed to provide a lower-cost first patent filing in the United States, among other goals. A provisional patent application allows filing without a formal patent claim, oath or declaration, or any information disclosure (prior art) statement. It provides the means to establish an early effective filing date in a non-provisional patent application, and also allows the term “Patent Pending” to be applied. A provisional patent application is valid for 12 months from the date originally filed, and this 12-month pendency period cannot be extended. On October 21, 2004, we filed a corresponding non-provisional patent application (U.S. Serial Number 10/970,838, “System and Method for Charitable Organization-Branded Marketing”) in order to benefit from the earlier filing date for the provisional patent application. The non-provisional patent application has not yet been approved , and remains pending with the United States Patent and Trademark Office .. When a non-provisional patent is issued, the patent should deter others from utilizing a business model having the components covered in the issued claims. Until a non-provisional patent is issued, we cannot use the patent application as a direct enforcement tool to prevent others from engaging in infringing activities.  However, we may legally commercialize our business model under the “patent pending” notice, providing some deterrent value against would-be competitors.  Additionally, since infringing activities that occur prior to the issuance of a patent can be addressed retrospectively (up to 6 years) once the patent issues, this provides additional deterrence to would-be competitors.

Portions of our proprietary business model, including portions of our software and mode of operations, are also protected as trade secrets through confidentiality agreements with our employees, our independent contractors, and our joint venture partners and through other standard security measures.  The terms of our confidentiality agreements are broad and include prohibitions against using our client lists or any confidential information or trade secrets outside of our business, diverting any of our business opportunities, and noncompetition provisions preventing the solicitation of any of our participants without our written permission for a specified period of time after termination of services.  We intend to use these protections to protect our proprietary business model from direct competition by foreclosing the ability of potential competitors from using a similar discount/charitable contribution model or process in their business, or from using our client list or approaching participants in the BidGive program. We are also in the process of filing trade name and trademark applications to register the “BidGive” name and mark, the names of our products, and our slogan (“Where Saving is Giving”).

Government Regulation

We are not currently aware of any existing federal, state, governmental regulations which are specific to our industry. Potential future regulations may include sales and/or use taxes, which expenses would then be passed on to the participating merchants or customers. We are only aware of one Internet regulation that could potentially currently affect our business. Recent California legislation with an effective date of July 1, 2004 requires Internet companies that collect and maintain personally identifiable information from persons residing in California for commercial purposes to comply with certain privacy policy requirements; however, we are not currently marketing our products in California and have no customers that reside in California. We will continue to monitor and comply with additional Internet regulations as they become effective and applicable to us.

Employees

We currently have two full-time employees and one part-time employee, and utilize independent contractors and joint venture partners for the bulk of our operations. Our joint venture partner in Palm Beach/Boca Raton, Florida is Ms. Terry Byer. Our joint venture partner in Newark, New Jersey and Long Island, New York, is Personal Greetings, Inc., and our joint venture partner in Toronto, Canada is Mr. Leonard Pearl.  Our joint venture partners act as our local agents in recruiting and managing independent sales contractors and in locating local merchants and charities to participate in our programs.  They pay for the initial advertisement in their local newspaper in exchange for compensation in the form of either shares of our common stock or a percentage of the net revenues generated through their locations or a combination of both stock and revenue sharing.

Reports to Security Holders

We are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, accordingly file reports, information statements or other information with the Securities and Exchange Commission, including quarterly reports on Form 10-QSB, annual reports on Form 10-KSB, reports of current events on Form 8-K, and proxy or information statements with respect to shareholder meetings.  Although we may not be obligated to deliver an annual report to our shareholders, we intend to voluntarily send such a report, including audited financial statements, to our shareholders each year. This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission in accordance with its rules and regulations. The public may read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, NW, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our Consolidated Financial Statements and related footnotes.

Overview

We were originally incorporated as Rolfe Enterprises, Inc. under the laws of the State of Florida on May 6, 1996. We were formed as a “blind pool” or “blank check” company whose business plan was to seek to acquire a business opportunity through completion of a merger, exchange of stock, or similar type of transaction. On April 12, 2004, Rolfe Enterprises, Inc. was merged with and into BidGive International, a Delaware corporation formed on such date and prior to the merger a wholly-owned subsidiary of Rolfe Enterprises, Inc., with BidGive International surviving the reincorporation merger. The purpose of the reincorporation merger was to convert Rolfe Enterprises, Inc. from a Florida corporation to a Delaware corporation and to change its name to “BidGive International, Inc.”

On December 4, 2003, we acquired all of the assets of BidGive Group, LLC through the merger of BidGive Group, LLC with and into the Merger Sub, with the Merger Sub as the surviving corporation. BidGive Group, LLC was a start-up transitional company formed on May 28, 2003 to acquire certain assets from a developmental, non-operating company named BidGive, Inc. The assets which we acquired in the merger consisted of a development stage discount certificate business, the related website, and related proprietary technology. We are currently further developing the assets we acquired in the merger and have commenced operations of an e-commerce website through which we will offer and sell discount certificates, and other products and services as opportunities arise. Neither Rolfe Enterprises, Inc. nor BidGive Group, LLC, BidGive International’s two predecessors, has ever been subject to any bankruptcy, receivership or similar proceedings.

Liquidity and Capital Resources

For the nine months ended September 30, 2005, our consolidated balance sheet, which reflects the effect of the merger, reflects current and total assets of $32,262 and current liabilities of $243,429, as compared to current and total assets of $15,344 and current liabilities of $163,758, for the twelve months ended December 31, 2004.

In private placement transactions completed subsequent to the filing of our registration statement on December 31, 2003, we sold a total of 32,400 shares of common stock from which we received gross offering proceeds of $40,500 and a total of $109,790 in face amount of convertible promissory notes.  These shares were offered and sold in reliance upon claimed private placement exemptions from registration.  However, since the transactions were not completed prior to the filing of our  registration statement of which this Prospectus is a part, the purchasers of the shares and the notes may have the right to claim that the purchase transactions were illegal public offerings which violated the federal securities laws.  If any of these transactions did violate federal securities laws, the purchasers in those transactions may have claims against us for damages or for rescission and recovery of their full subscription price.

Although none of the purchasers of these shares or notes has made or threatened any claim against us alleging violation of the federal securities laws, we have taken their potential claims into account in preparation of our December 31, 2004, balance sheet, as well as our more recently filed financials for the period ending September 30, 2005.   The 32,400 shares are not treated as part of our issued and outstanding common stock.  Instead, the balance sheet includes a separate line item listing them as “Common Stock subject to rescission rights,” and the offering proceeds of $40,500 received from sale of these shares is treated as a contingent liability rather than as part of shareholder equity.  As of September 30, 2005, our current amount of working capital (current assets less current liabilities) was ($211,617), and after taking into account Common Stock subject to rescission rights, our Total Stockholders (Deficit) was ($248,109).

Our cash on hand was $ 14,729 , as of November 30, 2005.

We do not presently have adequate cash or sources of financing to meet either our short-term or long-term capital needs. We have not currently identified any sources of available working capital, other than the possible receipt of proceeds from this offering, possible issuance of additional short-term debt, and revenues generated by ongoing operations. We may not receive any significant amount of proceeds from either this offering or cash flow from operations. We may also be unable to locate other sources of capital or may find that capital is not available on terms that are acceptable to us. If we do not receive significant proceeds from this offering and are unable to raise additional capital from other sources, we will be required to limit our operations to those which can be financed with the modest capital which is currently available and will be required to significantly curtail our expansion plans to the extent they can be financed with ongoing operations and proceeds provided by joint venture partners and debt financing.

During the year ended December 31, 2004, we issued a total of $47,990 of short-term convertible notes, bearing interest at rates ranging from 6-10%.  The notes require a lump sum payment of principal and accrued interest on their respective due dates.  The debt is convertible into shares of our common stock at any time at conversion rates ranging from $1.25 to $1.50 per share.  However, upon receipt of a notice of conversion, the Company has the right, for a period of 30 days, to elect to cancel the conversion by paying the note in full.  Upon the occurrence of an event of default, the notes bear interest at the lesser of 18% per annum, or the highest lawful rate, and the holders of the notes have the right to declare them to be due and payable in full.

During the nine months ended September 30, 2005, we issued a total of $61,800 of additional short-term notes. The notes issued during 2005 were issued on terms which are similar to the terms of the notes issued in 2004.  But the notes issued during 2005 all have a conversion price of either $1.50 or $1.75.

The due dates of all the notes have been extended as necessary by mutual agreement without payment of additional consideration, and none of the notes are currently in default.   At the present time, the due dates of outstanding notes range from November 28, 2005 to March 9, 2006.

We have not recorded additional costs of borrowing (interest) for the potential benefits of the conversion features. The conversion prices were determined extrapolating prices at which we had most recently issued shares of common stock as of the date each borrowing was made. The conversion prices are subject to customary anti-dilution protections. No debt is currently past due, and no debt has been converted into stock.

Results of Operations

We launched our operations and commenced revenue generating business and marketing operations with the opening of our first market in the Palm Beach/Boca Raton, Florida area on February 2, 2004.  We generally recognize revenue when we receive funds, usually via credit card transactions, as payment for discount certificates and loading funds onto debit cards, but have only had nominal revenues to date.

We plan to initially focus on the independent school market, including the approximately 6,000 Montessori schools in North America, which have children from approximately 900,000 different families enrolled.  The strength of this format is that it uses the relationship the school already has with the family to market the Company’s Retail Program as a way for the schools to increase their revenues without requesting increased donations from supporters.

The independent school marketing program was launched in October 2005, and approximately 200 schools, with access to approximately 40,000 families, have joined the Retail Program and will be actively marketing BidGive’s Program to their members (parents) beginning in January 2006.

While the Company does not have sufficient historical operations with which to make any meaningful comparisons, a line item review and comparison between the fiscal year ending December 31, 2004 and the first nine months of 2005 shows increasing revenues that the Company attributes to increased marketing and sales efforts.

Fiscal Year Ended December 31, 2004 Compared to Fiscal Year Ended December 31, 20033 and 2004.

Revenues for the fiscal year ended December 31, 2004 were $35,920, compared to revenues of $0 for the fiscal year ended December 31, 2003.   The company's activities in 2003 were limited to organizational matters, and it commenced limited revenue producing activities in February 2004.  The revenues received in 2004 were primarily from consulting services to not-for-profit entities in restructuring their revenue generating models.

Selling, general and administrative expenses for the fiscal year ended December 31, 2004 were $185,579, compared to $47,287 for the same expenses during the fiscal year ended December 31, 2003. The bulk of these expenses in both 2004 and 2003 were for legal, accounting and consulting services in regard to the merger (2003), the patent application, reporting requirements, public offering filings, and business operations restructuring (2004) discussed above.

	Fiscal Year Ended December 31, 2004	Fiscal Year Ended December 31, 2003

Revenue	$35,920	$0

Selling, general and administrative expenses	$185,579	$47,287

Three and Nine Month Periods Ended September 30, 20045 Compared to the Three and Nine Month Periods ended September 30, 2005 and 2005

Revenues for the three and nine month periods ended September 30, 2005 were $31,682 and $36,456, respectively.  Revenues for the three and nine month periods ended September 30, 2004 were $17,000 and $35,920, respectively. The revenues received through September 2005 were primarily for consulting work to not-for-profit entities, especially the American Montessori Society (AMS), to organize new and restructure existing revenue generating activities.

Selling, general and administrative expenses for the three and nine month periods ended September 30, 2005 were $29,153 and $93,122, respectively, as compared to $39,656 and $125,408, respectively for the same expenses for the three and nine month periods ended September 30, 2004.  The reduction in these expenses during this period is attributable to lower legal expenses.

During the three and nine month periods ended September 30, 2005, we incurred $2,095 and $6,087 respectively in interest expense on a convertible note debt.

The Company anticipates substantial increases in revenues beginning in January 2006, as parents of enrolled schools join and as more schools enroll in our program.

	Three Month Period Ended September 30, 2005 (1)	Nine Month Period Ended September 30, 2005 (1)	Three Month Period Ended September 30, 2004 (1)	Nine Month Period Ended September 30, 2004 (1)

Revenue	$31,682	$36,456	$17,000	$35,920

Selling, general and administrative expenses	$29,153	$93,122	$39,656	$125,408

Convertible note expense	$2,095	$6,087	-	-

Net Profit/Loss Before Taxes	$434	($62,753)	($22,656)	($89,488)

(1) These figures come from unaudited financial statements.

Fiscal Year Ended December 31, 2004 Compared to Nine Month Period Ending September 30, 2005

During 2004, we had revenue from operations of approximately $26,000.  The $185,579 in expenses we incurred for the 2004 fiscal year ended December 31, 2004 consisted primarily of costs associated with the merger and the public offering, legal and accounting fees, general operating expenses, and independent contractor fees.

During the nine months ended September 30, 2005, we had $36,456 in revenue from operations, of $36,456, of which $31,682 of which was received during the third quarter.  Although we had a net loss of $62,753 for the nine months ended September 30, 2005, for the third quarter we had an operating profit of $434 for the third quarter of the 2005 fiscal year.

As more fully discussed in the footnotes to the Financial Statements, the Balance Sheet line items “Accounts Payable” and “Accrued Expenses” increased slightly from $105,768 (combined) for the year ending December 2004 to $123,639 (combined) for the period ending September 30, 2005 due to legal and accounting fees and interest expense.  The line item “Convertible Debt” increased from $47,990 for the year ending December 2004 to $109,790 for the period ending September 30,2005 as a means for the Company to obtain necessary monies to fund expanding operations while it continues to wait for clearance of this offering; such debt is to be paid off with the proceeds of this offering.

At the end of the 2004 fiscal year, the Company had $5,344 in cash, compared to $22,262 in cash which the Company had after the period ending September 30, 2005.

	Period Ended September 30, 2005 (1)	Fiscal Year Ended December 31, 2004

Revenue from Operations	$36,456	$26,000

Cash	$22,262	$5,344

Total Expenses	$99,209	$185,579

Accounts Payable and Accrued Expenses	$123,639	$105,768

Convertible Debt	$109,790	$47,990

(1) These figures come from unaudited financial statements.

Plan of Operations

As donations and revenues for not-for-profit entities, become more difficult to obtain, these entities will look for better ways to obtain sustainable revenue streams that do not require them to request donations from their supporters.  This is because many of their supporters are growing weary of the constant demand for additional financial support.  The Company’s patent-pending programs provide a way for the Company to assist these not-for-profit entities by providing them with revenue that does not come directly from donations.  BidGive’s programs do not require the not-for-profits’ supporters to make special purchases.  Instead , with the BidGive Program, they can shop normally and, when paying for their purchases at participating merchants, use the BidGive debit card or a BidGive discount certificate to generate a discount on the purchase for themselves and generate a royalty for their charity of choice.

Following completion of this offering, we plan to initially focus our marketing efforts on the independent school market in North America and on opening additional markets for our discount certificate business.

Independent School Market

The independent school marketing program was launched in October 2005.  This program is designed to capitalize on the established relationships which schools have with the families of their students.  The program is intended to allow the schools to increase their revenues without requesting increased donations from the families of their students by encouraging these families to participate in the Company’s retail program.

One of the most significant uncertainties which the Company faces is whether it will be able to recruit enough participating merchants and enough participating members to make its Programs successful.  The Company believes that the independent school market will provide a cost-effective way to increase enrollment to a critical mass, where the process will become institutionalized and profitable within the not-for-profit entity, and also a mechanism for recruiting additional merchants.

When joining the BidGive Programs, each not-for-profit entity must recruit at least ten (10) local merchants to join.  In addition, the Company believes that the interest which each not-for-profit entity will have in attempting to create a sustainable revenue stream for itself through use of the Bidgive Program, will entice such entities to market the Program to their constituents and to encourage those constituents to make regular use of the Program as a way of providing financial support to the no-for-profit entity.

Proceeds from this offering will allow the Company to greatly expand its reach into the market place to help its operations to more quickly reach a critical mass before competitors attempt to market competing programs.

Discount Certificate Program

In addition to the Palm Beach/ Boca Raton, Florida market, the Company continued its efforts to open additional markets in Newark, New Jersey; Long Island, New York, and Toronto, Canada through joint venture partners and independent sales contractors, and in Dallas, Texas through our employees. Upon completion of this offering, we intend to expand our programs into several other major markets utilizing the nationwide network of independent schools to pursue merchants and new member participants in each market.

Prior to the date of this registration statement, we have used funds provided by management and by private investors to pay for operations. The initial cities markets of Palm Beach/Boca Raton, Newark, Long Island and Toronto are being opened at nominal out-of-pocket cost to us by using joint venture partners who are funding the major cost of these initial launches in return for a minority share of the revenues and profits and/or shares of our common stock.

We intend to allocate a portion of the net proceeds of this offering to hire additional employees. If this offering is fully subscribed, we currently anticipate hiring three additional full time employees in the areas of marketing and operations to support expanded business operations. If this offering is only 10% or 25% subscribed, we do not currently anticipate hiring any additional employees. If this offering is only 50% subscribed, we currently anticipate hiring one additional employee. If this offering is only 75% subscribed, we currently anticipate hiring two additional employees.  The estimated time frame for hiring additional employees and estimated expense depends entirely on when the registration statement becomes effective and we obtain necessary public funding.  The Company estimates hiring personnel as necessary within ninety days of obtaining funding as described, with estimated salary expenses in the $50,000 - $75,000 range.

We also intend to allocate a portion of the net proceeds of this offering to launch operations in additional cities. If the offering is fully subscribed, we plan to open up to 12 additional markets (cities/geographic areas) during the six months following completion of the offering.. These markets are expected to include Toronto, Canada (BidGive Canada), where Leonard Pearl, our joint venture partner, is required to pay all of the costs, Dallas, Texas, which is expected to be opened by Company employees, and both Newark, New Jersey and Long Island, New York, where our joint venture partners are required to pay approximately 75% of

the expenses of opening the market.   Additional markets we are considering opening using the net proceeds of the offering include Philadelphia, Boston, Los Angeles, Connecticut, Chicago, Atlanta, Las Vegas, San Francisco, and Houston.  Each of our present programs (Dining, Retail, and Travel) and our Telecom program (once a new telephone service provider has been engaged) will be launched and operated in each market. To the extent that the proceeds of this offering are not sufficient to fund all of these additional markets, we will be required to alter our plans in such a way that we open only those markets for which funds are available.    In that event, we will curtail our opening of additional markets until each market we have previously opened is self-sustaining In the event this offering is 75% subscribed, we expect to open five additional markets during the 6 months following completion of the offer, and in the event this offering is 50% subscribed, we expect to open two additional markets during the 6 months following completion of the offering. There is no assurance that we will receive sufficient proceeds from either this offering or from other sources, including future revenues, to fund opening the additional markets. There is also no assurance that we will receive any such proceeds in accordance with the proposed schedule for opening the additional markets.

The detailed steps, estimated time frames and estimated costs required to open a market include:

Step 1--obtaining the advertising rate from the participating media when implementing the advertising program, hiring and training sales representatives (10-14 days, $2,500);

Step 2--acquiring not-for-profit entity participation to assist in acquiring vendor and merchant participation and signed marketing participation agreements (14-21 days, $2,500);

Step 3--signing up the not-for-profit’s individual members and issuing BidGive branded debit cards where appropriate (14-21 days, $2,500);

Step 4--receiving the print and artwork for the ads from the vendors, inputting the information into our advertising space templates (5-7 days, $5,000);

Step 5--obtaining ad approval from the media, adding the merchants to the BidGive website (5-7 days, $1,500);

Step 6--selling and issuing BidGive or co-branded debit cards to the general public in the marketing area (7-10 days, $3,500); and

Step 7--marketing the program in the area when the advertisement appears and where the merchants supporting the debit cards are located (7-10 days, $5,000).

Based upon these estimated time frames, we currently anticipate that it will take approximately 75 to-90 days and $22,500 will be required to complete all of the indicated steps required to reach the stage at which when the first advertisement appears in local media and we are able to begin marketing the program to the public in a market. Our joint venture partners will be responsible for 100% of the costs associated with Steps 1, 2, 6 and 7 and approximately

75% of the costs associated with Steps 3, 4 and 5, which leaves us responsible for approximately $2,250 of the $22,500 required to open a market. To the extent that the proceeds of this offering are not sufficient to fund our expenses for each step for a market, we will not be able to open such market unless we obtain additional financing or realize sufficient working capital from our operations.

DESCRIPTION OF PROPERTY

Our offices are currently located at 3229 Wentwood Drive, Suite 200, Dallas, Texas 75225, in approximately 500 square feet of office space in a facility owned by Mr. Walker, who is providing the space rent-free while we ramp up operations and seek to raise capital. These premises will remain available to us on a rent-free basis until we outgrow them and require larger offices. Our current office space is adequate and suitable for current operations, and is expected to be suitable for future operations for at least the remainder of the current fiscal year.  Other than office space, we maintain minimal amounts of equipment.  Our inventory of discount certificates is maintained on our website and in our contracts with participating vendors.  The website is housed on third party host servers with scalable properties (i.e., the ability to be expanded) and redundant backup and security protections, as is the toll-free telephone number.  Our proprietary in-house operating software was designed using free shareware as a base, and we license other elements of our operations as necessary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Walker, our President, Secretary and a Director, and Michael Jacobson, our Vice President and Chairman of the Board of Directors, have devoted their full time and attention to the BidGive discount certificate business over the last three years.  They have also paid certain necessary expenses on our behalf, which payments were treated as capital contributions or reimbursable expenses.  The expenses paid by Mr. Walker are estimated to be approximately $4,500, and the expenses paid by Mr. Jacobson are estimated to be approximately $5,100, Further, in 2004 and 2005, members of management have contributed funds for operational expenses to BidGive International as short-term loans and convertible debt, as follows: James Walker, $59,650; Michael Jacobson, $1,590; Thomas Richardson, former CFO, $10,000, and Ronald Gardner, $1,250. At present, we have not entered into employment agreements with either Mr. Walker or Mr. Jacobson; however, we anticipate entering into such agreements with Mr. Walker and Mr. Jacobson in the future. Mr. Walker and Mr. Jacobson received $60,000 and $13,500, respectively, in executive compensation during 2004. Mr. Walker and Mr. Jacobson were paid $10,000 and $3,000, respectively, in 2003 for services provided to us as independent consultants. Other than as described in the preceding sentences, no officer or employee has received or accrued any compensation through December 31, 2004.  When BidGive Group, LLC was formed to purchase certain select assets (the discount certificate concept) from BidGive, Inc., membership interests in BidGive Group, LLC were dividended to all BidGive, Inc. stockholders as part of the purchase price for such assets. Accordingly, on October 2, 2003, 800,000 membership interest units of BidGive Group, LLC were issued to each of Mr. Walker and Mr. Jacobson as a dividend on the shares of BidGive, Inc. common stock held by each of them.  On December 4, 2003, the date of the merger of BidGive Group, LLC into the Merger Sub, Mr. Walker and Mr. Jacobson were each issued 1,470,625 shares of the our common stock in exchange for each individual’s 800,000 membership interest units in BidGive Group, LLC based on a formula applied equally to all BidGive Group, LLC members in such merger.

Ron Gardner is a member of our Board of Directors and has provided services to the BidGive discount certificate business during the past three years by assisting us with establishing necessary business relationships. Mr. Gardner continues to provide us with these services. Mr. Gardner also assisted and was affiliated with BidGive Group, LLC (a predecessor to BidGive International) by virtue of his ownership interest therein and by providing services such as referrals to potential business partners and general business advice.  As consideration for his services, on May 28, 2003, Mr. Gardner received a total of 320,000 membership interest units in BidGive Group, LLC.  On December 4, 2003, upon completion of the merger of BidGive Group, LLC into the Merger Sub, Mr. Gardner’s membership interest units were converted into 588,250 shares of our common stock. Mr. Gardner is also an owner of PGI, which is one of our joint venture partners and the owner of 127,667 shares of our common stock. Pursuant to the terms of our joint venture agreement with PGI, PGI will receive up to $9,500 per month after this offering is completed to cover its operational expenses as an advance against any commissions due thereunder.

Robert Schneiderman is a member of our advisory board and has provided services to the BidGive discount certificate business during the past three years by assisting us with establishing necessary business relationships.  Mr. Schneiderman continues to provide us with these services. Mr. Schneiderman also assisted and was affiliated with BidGive Group, LLC (a predecessor to BidGive International) by virtue of his ownership interest therein and by providing services such as referrals to potential business partners and general business advice.  As consideration for his services, on May 28, 2003, Mr. Schneiderman received a total of 200,000 membership interest units in BidGive Group, LLC.  On December 4, 2003, upon completion of the merger of BidGive Group, LLC into the Merger Sub, Mr. Schneiderman’s membership interest units were converted into 367,656 shares of our common stock.

During the period from April 2001 through June 2002, Mid-Continental Securities Corp. purchased a total of 4,463,750 shares of our common stock for total consideration of $4,464, or $0.001 per share.  After completion of the recapitalization effected in anticipation of the merger transaction of BidGive Group, LLC into the Merger Sub, the total number of shares owned by Mid-Continental Securities Corp. was reduced to 365,000.  Frank Pioppi owns approximately 92% of Mid-Continental Securities Corp., and may be deemed by that company to be the beneficial owner of 100% of Mid-Continental’s shares in BidGive International. Mr. Pioppi currently has no current relationship or affiliation with BidGive International, but served as an officer and director of Rolfe Enterprises, Inc. (a predecessor of BidGive International) in the past.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

There is no public trading market for shares of our common stock. Our common stock is not yet quoted on the OTC Bulletin Board or on any other public trading market and we have not applied for listing or quotation on any public trading market. Following completion of this offering, we intend to apply to have our common stock listing for trading on the OTC Bulletin Board, but there is no assurance that our shares will be listed on the OTC Bulletin Board, or that any public market will be established or will develop for our shares.

If a trading market does develop for our shares it is likely to be subject to restrictions imposed by the penny stock rules. The Securities and Exchange Commission has adopted rules which regulate broker-dealer practices in “penny stocks,” which generally means stocks with a price of less than $5.00.  Prior to engaging in a certain transactions involving a penny stock, broker-dealers must make a special written determination that it is a suitable investment for the purchaser and must receive the purchasers’ written consent to the transaction and written acknowledgement of receipt of a risk disclosure statement.  The broker-dealer must also provide the customer with information regarding the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and a monthly account statement showing the market value of each penny stock held.  These disclosure requirements will have the effect of making it more difficult for an active trading market to develop in our stock and for an investor in this offering to sell shares of our common stock in the secondary market.

None of our common equities are subject to any outstanding options, warrants to purchase, or securities convertible into, common stock. We have not agreed to register any common stock under the Securities Act for sale by our security holders, although we reserve the right to do so in the future. Other than this offering, there are no common equities of BidGive International that are being, or have been proposed to be, publicly offered by us, the offering of which could have a material effect on the market price of our common stock.

The Securities and Exchange Commission has issued an interpretative letter which concludes that promoters and affiliates of a blank check company such as us and their transferees are not entitled to rely upon the exemption from registration provided by Rule 144 for purposes of resales of their shares.  Accordingly, any of our shares held by persons who may be deemed to be our promoters or affiliates, or their transferees, may only resell their securities through a registered offering.

As of the date of this prospectus, we had 6,308,292 shares of common stock issued and outstanding including 32,400 shares which are shown in our financial statements as common stock subject to rescission rights. The shares are held by 177 stockholders of record.

We currently have no securities authorized for issuance under any equity compensation plans.

We have never declared any cash dividends on our common stock, and do not anticipate declaring dividends in the foreseeable future.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company in the three most recent fiscal years ended December 31, 2004, to each of its most highly compensated executive officers of the Company.

Summary Compensation Table

Annual Compensation
Name and Principal Position (1)	Year	Salary	Bonus	Other Annual Compensation (2)

James P. Walker, Jr. President, Secretary, Director	2004 2003 2002	-- -- N/A	-- -- N/A	$60,000 (2) $10,000 (2) N/A
Michael Jacobson Vice President, Chairman	2004 2003	-- --	-- --	$13,500 (3) $3,000 (3)
Joseph H. Dowling President, Director	2004 2003 2002	-- -- --	-- -- --	-- -- --

(1)

Mr. Dowling served as President and a Director of Rolfe Enterprises, Inc. (BidGive International’s predecessor) until December 2003. Mr. Walker succeeded Mr. Dowling as our President and a Director in December 2003.

(2)

Represents $60,000 and $10,000 paid to Mr. Walker in 2004 and 2003 for services provided to us as an independent consultant.

(3)

Represents $13,500 and $3,000 paid to Mr. Jacobson in 2004 and 2003 for services provided to us as an independent consultant.

Mr. Walker and Mr. Jacobson received $60,000 and $13,500, respectively, in executive compensation during 2004. Mr. Walker and Mr. Jacobson were paid $10,000 and $3,000, respectively, in 2003 for services provided to us as independent consultants. Other than as described in the preceding sentences, no compensation was awarded or paid by us to, or earned by, any officer or director as our employee through December 31, 2004. We currently have no stock option, retirement, pension, profit-sharing programs or similar plans for the benefit of our directors, officers or other employees. We anticipate that we will pay employment compensation, including bonuses and benefits, to our officers and directors in the future.

EXPERTS

Our financial statements, which include the balance sheet as of December 31, 2004, and the related statements of operations, shareholders’ deficiency and cash flows for the years ended December 31, 2004 and 2003, included in this prospectus are reliant on the audit report of Child, Sullivan and Company, independent certified public accountant, given on the authority of that firm’s opinion based on their expertise in accounting and auditing. The financial statements as of and for the year ended December 31, 2004 included herein are audited.

LEGAL MATTERS

The validity of the shares being offered by this prospectus are being passed upon for us by Frascona, Joiner, Goodman and Greenstein, P.C., 4750 Table Mesa Drive, Boulder, Colorado 80305.

BidGive International, Inc.

Unaudited Consolidated Financial Statements

September 30, 2005

 BIDGIVE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2005 (unaudited)	December 31, 2004

ASSETS
CURRENT ASSETS Cash	22,262	5,344
Accounts Receivable	10,000	10,000

TOTAL CURRENT ASSETS	32,262	15,344

TOTAL ASSETS	$ 32,262	$ 15,344

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable Accrued expenses Deferred Revenue Convertible Debt – note 2	$ 117,552 6,087 10,000 109,790	$ 105,768 10,000 47,990

TOTAL CURRENT LIABILITIES	243,429	163,758

Common stock subject to rescission rights, .001 par value 32,400 shares issued and outstanding –note 2	40,500	40,500

STOCKHOLDERS’ DEFICIT
Common stock, $.001 par value
20,000,000 shares authorized, 6,275,892 and
6,275,892 shares issued and outstanding, respectively	6,276	6,276
Additional paid-in capital	30,335	30,335
Accumulated Deficit	(288,278)	(225,525)

TOTAL STOCKHOLDERS’ DEFICIT	(251,667)	(188,914)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$ 32,262	$ 15,344

See Notes to Condensed Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the three months ended Sept 30,		For the nine months ended Sept 30,
	2005	2004	2005	2004

REVENUES

Sales/Services	$ 31,682	$ 17,000	$ 36,456	$ 35,920

EXPENSES
Selling, general, and administrative expenses	29,153	39,656	93,122	125,408
Interest expense	2,095	-	6,087	-

NET PROFIT/LOSS BEFORE TAXES	434	(22,656)	(62,753)	(89,488)

Income tax expense	-	-	-	-

TOTAL INCOME (LOSS)	$ 434	(22,656)	$ (62,753)	$ (89,488)

Profit/Loss per common share	$ 0.00	$ (0.00)	$ (0.01)	$ (0.01)

Weighed average common shares outstanding	6,275,892	6,242,095	6,275,892	6,246,357

See Notes to Condensed Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the nine months ended Sept 30, 2005	For the nine months ended Sept 30, 2004

OPERATING ACTIVITIES

Net loss	$ (62,753)	$ (89,488)
Adjustments to reconcile net loss
to cash used by operating activities:

Changes in operating liabilities and assets

Accounts/Shareholder receivable	-	(20,000)
Accounts payable and accrued expenses	17,871	31,018

NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES	(44,882)	(78,470)

FINANCING ACTIVITIES

Issuance of Common Stock	-	54,250
Proceeds from convertible debt	61,800	33,640

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	61,800	87,885

INCREASE (DECREASE) IN CASH	16,918	9,415

Cash at beginning of period	5,344	846

CASH AT END OF PERIOD	$ 22,262	$ 10,261

See Notes to Condensed Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Quarterly Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB but do not include all of the information and footnotes required by generally accepted accounting principles and should, therefore, be read in conjunction with the Company’s 2004 financial statements in Form 10-KSB.  These statements do include all normal recurring adjustments which the Company believes necessary for a fair presentation of the statements.  The interim operating results are not necessarily indicative of the results for a full year.

Nature of Business

The financial statements presented are those of BidGive International, Inc. as of September 30, 2005. Principal operations as an e-commerce marketing and retail organization, operating the www.BidGive.com website where customers can purchase discount retail, dining, travel and telecom offerings, began during the first quarter of 2004, so the Company is no longer in the development stage. The Company was incorporated as Rolfe Enterprises, Inc. under the laws of the state of Florida on May 6, 1996. The Company was reincorporated on April 12, 2004 in the state of Delaware as BidGive International, Inc. The purpose of the re-incorporation was to change the Company’s name and state of domicile.

Business Combination

On October 10, 2003, the Company and BBG Acquisition Subsidiary, Inc., a Texas corporation and wholly-owned subsidiary of the Company (the “Merger Sub”), entered into a Merger Agreement and Plan of Reorganization (the “Merger Agreement”) with BidGive Group, LLC, a Texas limited liability company (“BidGive”). Pursuant to the Merger Agreement, effective as of December 4, 2003, BidGive was merged with and into the Merger Sub with the Merger Sub surviving the merger, and each 1% of membership interest in BidGive immediately prior to the effective time of the merger was converted into 57,446 shares of the Company’s $.001 par value common stock. The merger was accounted for as a reverse acquisition. At the effective date of the merger, BidGive had no assets or liabilities.

In October 2003, the Company’s board of directors, and stockholders representing a majority of the Company’s outstanding common stock, approved a 2:1 stock split and a 1:25 reverse split of the Company's issued and outstanding common stock. All per share data in the accompanying financial statements have been adjusted to reflect the stock split and reverse stock split.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares and common share equivalents during the periods presented, as long as such equivalents are not antidilutive.

NOTE 2 CONVERTIBLE DEBT AND COMMON STOCK SUBJECT TO RECISSION RIGHTS

During the year ended December 31, 2004 and period ended September 30, 2005, the Company issued short-term convertible debt to existing shareholders and officers in order to fund operations.  The notes are due in six to twelve months from the date of issuance, require no monthly payments, and bear interest 6% to 10% per annum. The notes are convertible to common stock at share prices ranging from $1.25 to $1.50. Accordingly, the Company has not recorded any interest related to beneficial conversion features. Interest totaling $6,087 at September 30, 2005 has been accrued on the notes. Notes coming due prior to September 30, 2005 have been extended another six months and accordingly, all notes have been classified as short-term. During 2004, the Company issued 32,400 shares of common stock in a private placement after filing a registration statement on Form SB-2 with the Securities and Exchange Commission. These shares were issued in reliance upon claimed exemptions from registration, which, in retrospect may not be available. As a result, the purchasers of these shares may have rescission rights for recovery of the purchase price paid for the shares along with claims for interest, if any. Accordingly, the issuance of 32,400 shares for $40,500 has been recorded as “common stock subject to rescission rights” on the balance sheet. Since the convertible notes were also issued in reliance upon implied exemptions from any type of registration, the issuance of the convertible notes payable may also be subject to rescission immediately, or more appropriately stated, due on demand. Since the notes are short-term they have been classified as current on the balance sheet in the same manner as notes due on demand.

BidGive International, Inc.

Audited Consolidated Financial Statements

With Report of Independent

Registered Public Accounting Firm

December 31, 2004

BidGive International, Inc.

Consolidated Financial Statements

for the

Years Ended

December 31, 2004 and 2003

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Officers and Directors

BidGive International, Inc.

We have audited the consolidated balance sheets of BidGive International, Inc. as of December 31, 2004, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2004 and 2003.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of BidGive International, Inc. as of December 31, 2004, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company currently has cash flow constraints, an accumulated deficit, and has relatively little revenue from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Sullivan and Company

March 25, 2005

BIDGIVE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEET

		December 31, 2004
ASSETS
CURRENT ASSETS
Cash		$ 5,344
Accounts receivable		10,000
	TOTAL CURRENT ASSETS	5,344

	TOTAL ASSETS	$ 15,344

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued expense		$ 105,768
Deferred revenue		10,000
Convertible debt		47,990

	TOTAL CURRENT LIABILITIES	163,758

Common stock subject to rescission rights, .001 par value; 32,400 shares issued and outstanding		40,500

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.001 par value 20,000,000 shares authorized, 6,275,892 issued and outstanding		6,276
Additional paid-in capital		30,335
Accumulated deficit		(225,525)

	TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(188,914)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)		$ 15,344

*See Notes to Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended December 31, 2004	For the year ended December 31, 2003
REVENUES

Sales	$ 25,920	$ -

EXPENSES

Selling, general, and administrative expenses	185,579	47,287

NET LOSS BEFORE TAXES	(159,659)	(47,287)

Income tax expense	-	-

TOTAL INCOME (LOSS)	$ (159,659)	$ (47,287)

Loss per common share	$ (0.02)	$ (0.05)

Weighted average common shares outstanding	6,275,892	894,203

*See Notes to Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CHANGES

IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED

DECEMBER 31, 2004 AND 2003

	Common Stock		Additional	Common Stock Subscription	Accumulated
	Shares	Amount	Paid-in Capital	Receivable	Deficit	Total

Balances at January 1, 2003	465,620	466	16,145		(18,579)	(1,968)

Common stock for cash	4,160	4	6,246	-	-	6,250
Common stock issued in merger	5,795,112	5,795	(5,795)	-	-	-
Common stock subscribed	11,000	11	13,739	(13,750)	-	-
Net loss	-	-	-	-	(47,287)	(47,287)
Balances at December 31, 2003
(Restated-note 4)	6,275,892	6,276	30,335	(13,750)	(65,866)	(43,005)

Payments received for subscribed shares	-	-	-	13,750	-	13,750
Net loss	-	-	-	-	(159,659)	(159,659)
Balances at December 31, 2004	6,275,892	$ 6,276	$ 30,335	$ -	$ (225,525)	$ (188,914)

*See Notes to Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2004	For the year ended December 31, 2003 (Restated-Note 4)
OPERATING ACTIVITIES

Net loss	$ (159,659)	$ (47,287)
Adjustments to reconcile net loss to cash used by operating activities:

Changes in operating liabilities and assets

Accounts receivable	(10,000)	-
Shareholder receivable	-	1,197
Accounts payable and accrued expenses	61,917	40,651
Deferred revenue	10,000	-

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(83,992)	(5,439)

FINANCING ACTIVITIES

Issuance from issuance of common stock subject to rescission	40,500	6,250
Proceeds from stock subscriptions receivable	13,750	-
Issuance of convertible debt	47,990	-

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	88,490	6,250

INCREASE (DECREASE) IN CASH	4,498	811

Cash at beginning of year	846	35

$ 5,344	$ 846

Non-cash investing and financing activities:
Common stock subscribed	$ -	$ 13,750

*See Notes to Consolidated Financial Statements

BIDGIVE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004 AND 2003

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of BidGive International, Inc. (the Company) is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Nature of Business

The financial statements presented are those of BidGive International, Inc., (formerly Rolfe Enterprises, Inc.) as of December 31, 2004 and 2003. Principal operations as an e-commerce marketing and retail organization, operating under the www.BidGive.com website where customers can purchase discount retail, dining, and travel offerings, began during the first quarter of 2004, so we are no longer in the development stage. We were originally incorporated as Rolfe Enterprises, Inc. under the laws of the state of Florida on May 6, 1996. We were reincorporated on April 12, 2004 in the state of Delaware as BidGive International, Inc. The purpose of the reincorporation was to change our name and state of domicile.

Business Combination

On October 10, 2003, the Company entered into a Merger Agreement and Plan of Reorganization (the Merger Agreement) with BBG Acquisition Subsidiary, Inc., a Texas Corporation and wholly-owned subsidiary of the Company (the Merger Sub), and BidGive Group, LLC, a Texas limited liability company (BidGive). Pursuant to the Merger Agreement, effective as of December 4, 2003, BidGive was merged with and into the Merger Sub with the Merger Sub surviving the merger, and each 1% of membership interest in BidGive immediately prior to the effective time of the merger was converted into 57,951 shares of the Company’s $.001 par value common stock. The merger was accounted for as a reverse acquisition. At the effective date of the merger, BidGive had no assets or liabilities. The accounts of the Company include those of BidGive International and its subsidiary, BBG Acquisition Subsidiary, Inc. All intercompany accounts have been eliminated in consolidation.

The financial statements for the year ended December 31, 2003 include the accounts of the discount certificate business of BidGive Group, LLC for the period ended December 4, 2003 (the period preceding the effective merger date).  The statement of operations for the discount certificate business through December 4, 2003 was not included in the consolidated accounts for the year ended December 31, 2003 as specific amounts of revenues and expenses were unknown.  However, management estimates these revenues and expenses were insignificant and that their exclusion has no impact on the Company’s financial statements.  In addition, the transaction represented the purchase of certain assets and liabilities, only, of the former discount certificate business. The nature of the expenses omitted represent primarily professional fees.  The consolidated financial statements are not indicative of the financial condition or results of operations of the discount certificate business going forward due to the changes in the business of BidGive Group, LLC.

In October 2003, the Company’s board of directors, and stockholders representing a majority of the Company’s outstanding common stock, approved a 1:2 stock split and a 25:1 reverse split of the Company’s issued and outstanding common stock. All per share data in the accompanying financial statements have been adjusted to reflect the stock split and reverse stock split.

BIDGIVE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004 AND 2003

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The financial statements are prepared based on the accrual method of accounting.  The Company recognizes revenues when it receives funds from vendors, usually via credit card transactions, as payment for advertising via discount certificates and loading funds onto debit cards. The Company also receives some cash payments from vendors in payment for the advertising and marketing they receive, which is recognized as revenue when services have been performed and milestones achieved, when applicable. Deferred revenue for marketing services is recorded when payments are received in advance of substantial completion of services which may include the production of web-based promotional materials and advertising, as well as web design services. Accounts receivable of $10,000 for payments to be received under contract for services not yet completed have been recorded at December 31, 2004. Management expects to complete its remaining obligations under the contracts shortly after year- end, at which time revenues will be recognized.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.  Such cash equivalents generally are part of the Company’s cash management activities rather than part of its operating, investing, and financing activities.  Changes in the market value of cash equivalents result in gains or losses that are recognized in the income statement in the period in which they occur.  The Company had no cash equivalents at December 31, 2004 or 2003.

Recent Accounting Pronouncements

Statement of Financial Accounting Standards (SFAS) No. 144 requires that long-lived assets and certain identifiable intangibles held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS NO. 144 has not materially affected the Company’s reported earnings, financial condition or cash flows.

Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Dividend Policy

The Company has not yet adopted any policy regarding payment of dividends.

Income Taxes

The Company records the income tax effect of transactions in the same year that the transactions enter into the determination of income, regardless of when the transactions are recognized for tax purposes.  Tax credits are recorded in the year realized.  Since the Company has not yet realized income as of the date of this report, no provision for income taxes has been made.

BIDGIVE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004 AND 2003

NOTE 1

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED

Income Taxes (Continued)

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. An allowance against deferred assets is recorded when it is more likely than not that such tax benefits will be realized.

Deferred tax assets totaling $79,000 at December 31, 2004 arising from cumulative net operating loss carry-forwards have been completely offset by a valuation allowance due to the uncertainty of the Company’s ability to use the net operating loss carryovers of $225,525. Such carryovers may be limited due to changes in ownership, and will expire between December 31, 2016 through 2024.

Earnings (Loss) per Share

Basic earnings (loss) per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the periods presented. Diluted earnings per share is computed by dividing net loss available to common shareholders by the weighted average number of common shares and common share equivalents during the periods presented, as long as such equivalents are not antidilutive.

Advertising Costs

Advertising costs (if any) are charged to expense in the period in which they are incurred and advertising communication costs the first time the advertising takes place.  There were no advertising costs for the periods ended December 31, 2004 and 2003.

NOTE 2

CONVERTIBLE  DEBT

During 2004, the Company issued short-term convertible debt to existing shareholders and officers in order to fund operations. The notes are due in six to 12 months from date of issuance, require no monthly payments, and bear interest at rates of 6% and 10% annum. The notes are convertible to common stock at share prices ranging form $1.25 per share to $ 1.50 per share. Accordingly, the Company has not recorded any interest related to beneficial conversion features.  Since these convertible notes were issued in reliance upon implied exemptions from any type of registration, the issuance of the convertible notes payable may also be subject to rescission immediately (see Note 5), or more appropriately state, due on demand.  Since the notes are short-term they have been classified as current on the balance sheet in the same manner as notes due on demand.

NOTE 3

GOING CONCERN

The financial statements are presented on the basis that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time. As of December 31, 2004 and 2003, the Company has incurred accumulated deficits of $225,525 and $65,866, and only had cash of $5,344 and $846, respectively. Management feels that the related operations that began shortly after year-end, short-term loans, and the pending public offering will provide the Company with sufficient working capital to allow it to continue as a going concern.

BIDGIVE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004 AND 2003

NOTE 4

RESTATEMENT OF PREVIOUSLY ISSUED AUDITED FINANCIAL STATEMENTS

Subsequent to issuance of the previously restated 2003 financial statements and filing of the 2003 restated 10-KSB, management of the Company reclassified amounts of additional paid in capital, expenses and accumulated deficit for shares issued relative to the merger. In addition, the Company restated 2003 amounts for shares issued under stock subscriptions receivable, for which proceeds were received in 2004. As a result, it restated the audited financial statements for the period ended December 31, 2003. The restatements had no impact on the statement of operations.

The following tables set forth the effects of the restatement adjustments:

	Period Ended December 31, 2003
	Previously Restated	Newly Restated	Change
Statement of Operations
Total Income (Loss)	$ (47,287)	$ (47,287)	$ -

Balance Sheet
Assets	$ 846	$ 846	$ -

Liabilities	$ 43,851	$ 43,851	$ -

Stockholders’ Equity (Deficit)
Common stock, $.001 par value
20,000,000 shares authorized, 6,275,892 shares issued and outstanding	$ 6,225	$ 6,276	$ 51
Additional paid-in capital	16,636	30,335	13,699
Common stock subscriptions receivable	-	(13,750)	(13,750)
Deficit accumulated during the development stage	(65,866)	(65,866)	-
Total Stockholders’ Equity (Deficit)	(43,005)	(43,005)	-

Total Liabilities and Stockholders’Equity (Deficit) Equity (Deficit)	$ 846	$ 846	$ -

BIDGIVE INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

DECEMBER 31, 2004 AND 2003

NOTE 5

SHARES SUBJECT TO RECISSION RIGHTS

During 2004, the Company issued 32,400 shares of common stock in a private placement after filing a registration statement on Form SB-2 with the Securities and Exchange Commission. These shares were issued in reliance upon claimed exemptions from registration which, in retrospect, may not be available. As a result, the purchasers of these shares may have rescission rights for recovery of the purchase price paid for the shares with interest. Accordingly, the issuance of 32,400 shares for $40,500 has been recorded as “common stock subject to rescission rights” on the balance sheet. Interest to be paid contingent upon the possibility of rescission is considered immaterial.

Dealer Prospectus Delivery Obligation

Until ______ 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation and Bylaws include provisions requiring us to provide indemnification for officers, directors, and other persons. We have the power, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, to indemnify any director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and/or other matters referred to in or covered by Section 145 by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will incur the following expenses in relation to this offering, assuming that all 1,000,000 shares are sold in this offering:

Type of Expense	Amount
Registration Fees	$202.25
State Taxes and Fees	$ 1,000
Transfer Agent’s Fees	$ 2,500
Printing, Postage, Distribution, etc.	$10,000
Legal Fees	$50,000
Accounting Fees	$25,000
Miscellaneous	$10,000
Total	$98,702.25

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Name	Date	Securities Sold	Purchase Price Per Share	Aggregate Purchase Price
Jim Walker (1)	August 31, 2005	Convertible Note (10) (14)	N/A	$5,000
Jim Walker (1)	August 8, 2005	Convertible Note (10) (14)	N/A	$5,000
Jim Walker (1)	July 18, 2005	Convertible Note (10) (14)	N/A	$5,000
Jim Walker (1)	June 20, 2005	Convertible Note (10) (14)	N/A	$4,000
Peter Andresen (1)	June 8, 2005	Convertible Note ( [13] ) (14)	N/A	$15,000
Jim Walker (1)	May 31, 2005	Convertible Note (10) (14)	N/A	$5,000
Bob Schneiderman (1)	April 26, 2005	Convertible Note (10) (14)	N/A	$6,500
Jim Walker (1)	March 31, 2005	Convertible Note (10) (14)	N/A	$5,000
Jim Walker (1)	March 10, 2005	Convertible Note (10) (14)	N/A	$5,000
Bob Schneiderman (1)	February 4, 2005	Convertible Note (10) (14)	N/A	$1,000
Jim Walker (1)	February 2, 2005	Convertible Note (10) (14)	N/A	$5,000
Bob Schneiderman (1)	January 11, 2005	Convertible Note (10) (14)	N/A	$300
Len Pearl (1)	May 17, 2004	Convertible Note ( [11] ) (14)	N/A	$2,500
Michelle Hassine (1)	May 27, 2004	Convertible Note ( [11] ) (14)	N/A	$4,500
Saleem Lakdawala (1)	May 28, 2004	Convertible Note ( [11] ) (14)	N/A	$6,250
Ron Gardner (1)	June 30, 2004	Convertible Note ( [12] ) (14)	N/A	$4,990 [12]
Bob Schneiderman (1)	June 30, 2004	Convertible Note ( [12] ) (14)	N/A	[12]
Jim Walker (1)	June 30, 2004	Convertible Note ( [12] ) (14)	N/A	[12]
Michael Jacobson (1)	June 30, 2005	Convertible Note ( [12] ) (14)	N/A	[12]
Jim Walker (1)	August 2, 2004	Convertible Note ( [11] ) (14)	N/A	$5,400
Thomas Richardson (1)	September 29, 2004	Convertible Note ( [11] ) (14)	N/A	$10,000
Jim Walker (1)	November 11, 2004	Convertible Note ( [10] ) (14)	N/A	$2,500

Michael Jacobson (1)	December 7, 2004	Convertible Note ( [10] ) (14)	N/A	$350
Jim Walker (1)	December 13, 2004	Convertible Note ( [10] ) (14)	N/A	$6,500
Jim Walker (1)	December 31, 2004	Convertible Note ( [10] ) (14)	N/A	$5,000
Shai Rappaport (1)	March 2, 2004	4,000 shares (5)	$1.25	$5,000
Saleem Lakdawala (1)	February 10, 2004	2,000 shares (5)	$1.25	$2,500
Jack Weiner (1)	February 6, 2004	12,000 shares (5)	$1.25	$15,000
John Peiser (1)	February 3, 2004	8,000 shares (5)	$1.25	$10,000
Joseph Pioppi (2)	January 22, 2004	2,400 shares (5)	$1.25	$3,000
PGI, Inc. (1)	January 20, 2004	2,000 shares (5)	$1.25	$2,500
Frank Pioppi (2)	January 9, 2004	2,000 shares (5)	$1.25	$2,500
Neil Berwish (1)	December 5, 2003	5000 shares (4)	$1.25	$6,250
Phil Berwish (9)	December 5, 2003	5000 shares (4)	$1.25[9]	$6,250
David Peterson (9)	December 5, 2003	5000 shares (4)	$1.25[9]	$6,250
Michael Jacobson	December 4, 2003	1,206,800 shares (16)	$.001 (15)	$1,207
James P. Walker, Jr.	December 4, 2003	1,470,625 shares (16)	$.001 (15)	$1,471
Ronald D. Gardner	December 4, 2003	591,081 shares (16)	$.001 (15)	$591
Robert Schneiderman	December 4, 2003	278,686 shares (16)	$.001 (15)	$277
Charles J. Quinn.	December 4, 2003	129,918 shares (16)	$.001 (15)	$130
Ali Tekbali	December 4, 2003	338,389 shares (16)	$.001 (15)	$339
David N. Kloeber	December 4, 2003	154,416 shares (16)	$.001 (15)	$154
Peter Andresen	December 4, 2003	84,119 shares (16)	$.001 (15)	$84
Cynthia Jacobson	December 4, 2003	110,297 shares (16)	$.001 (15)	$110
John R. Pike, Sr.	December 4, 2003	101,473 shares (16)	$.001 (15)	$101
Thomas W. Richardson	December 4, 2003	73,531 shares (16)	$.001 (15)	$74
Fish & Richardson, PC.	December 4, 2003	73,531 shares (16)	$.001 (15)	$74
Personal Greetings, Inc.	December 4, 2003	231,232 shares (16)	$.001 (15)	$231
Lynda Kay Pike.	December 4, 2003	57,354 shares (16)	$.001 (15)	$57
Charles Lande.	December 4, 2003	55,148 shares (16)	$.001 (15)	$55
John Robert Pike, Jr.	December 4, 2003	55,148 shares (16)	$.001 (15)	$55
Cameron Walker (a minor) UTMA c/o Kelly J. Walker, as custodian for )	December 4, 2003	55,148 shares (16)	$.001 (15)	$55
Claire Walker (a minor) UTMA c/o Kelly J. Walker, as custodian for	December 4, 2003	55,148 shares (16)	$.001 (15)	$55
Vend A Card Inc. c/o Ed Potash	December 4, 2003	55,148 shares (16)	$.001 (15)	$55
Robert Andresen	December 4, 2003	45,957 shares (16)	$.001 (15)	$46
Kevin Andresen	December 4, 2003	45,957 shares (16)	$.001 (15)	$46
Les Maund	December 4, 2003	36,766 shares (16)	$.001 (15)	$37
Sophek Tounn )	December 4, 2003	33,089 shares (16)	$.001 (15)	$33
Gary Solomon	December 4, 2003	33,089 shares (16)	$.001 (15)	$33
Steve Flansburg	December 4, 2003	27,574 shares (16)	$.001 (15)	$28
Harvey Cantor	December 4, 2003	27,574 shares (16)	$.001 (15)	$28
Judith Cunningham	December 4, 2003	27,354 shares (16)	$.001 (15)	$28
Sharon L. D'Arcy	December 4, 2003	24,265 shares (16)	$.001 (15)	$24
Tatum CFO Partners	December 4, 2003	22,059 shares (16)	$.001 (15)	$22
Mark Steven Gardner	December 4, 2003	32,059 shares (16)	$.001 (15)	$32

Terry Byer	December 4, 2003	20,221 shares (16)	$.001 (15)	$20
Jack Chernic	December 4, 2003	18,383 shares (16)	$.001 (15)	$18
Gary Cohen	December 4, 2003	19,302 shares (16)	$.001 (15)	$19
Arnold Wagner	December 4, 2003	13,787 shares (16)	$.001 (15)	$14
Robert Frick	December 4, 2003	11,030 shares (16)	$.001 (15)	$11
Jan Cohen	December 4, 2003	11,030 shares (16)	$.001 (15)	$11
Keith Thode	December 4, 2003	11,030 shares (16)	$.001 (15)	$11
Glen Siegel	December 4, 2003	11,030 shares (16)	$.001 (15)	$11
John D. Varner	December 4, 2003	8,824 shares (16)	$.001 (15)	$9
Laura Kaplan	December 4, 2003	8,824 shares (16)	$.001 (15)	$9
Natalie Retamar	December 4, 2003	7,353 shares (16)	$.001 (15)	$7
Marci Romick	December 4, 2003	6,618 shares (16)	$.001 (15)	$7
Jerome A. Levine	December 4, 2003	5,515 shares (16)	$.001 (15)	$6
Mike Rusaw	December 4, 2003	5,515 shares (16)	$.001 (15)	$6
Shun Bates	December 4, 2003	4,502 shares (16)	$.001 (15)	$5
Wesley Riemondi	December 4, 2003	4,412 shares (16)	$.001 (15)	$4
Annette Morganstern	December 4, 2003	2,206 shares (16)	$.001 (15)	$2
Catherine Young	December 4, 2003	2,206 shares (16)	$.001 (15)	$2
John G. Peiser	December 4, 2003	3,806 shares (16)	$.001 (15)	$4
Shai Rappaport	December 4, 2003	2,206 shares (16)	$.001 (15)	$2
Priscilla Sebel	December 4, 2003	1,792 shares (16)	$.001 (15)	$2
Kent Farquhar	December 4, 2003	1,103 shares (16)	$.001 (15)	$1
Nicholas Riemond	December 4, 2003	882 shares (16)	$.001 (15)	$0.88
Neil Berwish SEP/IRA	December 4, 2003	5,000 shares (16)	$.001 (15)	$5
Phil Berwish	December 4, 2003	5,000 shares (16)	$.001 (15)	$5
David P. Peterson	December 4, 2003	5,000 shares (16)	$.001 (15)	$5
Jack Weiner	December 4, 2003	12,000 shares (16)	$.001 (15)	$12
Saleem S. Lakdawala	December 4, 2003	2,000 shares (16)	$.001 (15)	$2
Charles J. Quinn	December 4, 2003	14,200 shares (16)	$.001 (15)	$14
Leonard Pearl	December 4, 2003	25,000 shares (16)	$.001 (15)	$25
Frank Pioppi	December 4, 2003	2,000 shares (16)	$.001 (15)	$2
Joseph Pioppi	December 4, 2003	2,400 shares (16)	$.001 (15)	$2
John G. Peiser	December 4, 2003	8,000 shares (16)	$.001 (15)	$8
Shai Rappaport	December 4, 2003	4,000 shares (16)	$.001 (15)	$4
Leonard Pearl	December 4, 2003	35,000 shares (16)	$.001 (15)	$35
Terry Byer	December 4, 2003	10,000 shares (16)	$.001 (15)	$10
BidGive, Inc. (3) [3]	October 2, 2003	3,094,009 units (6)	Assets	$100
Ali Tekbali (1)	September 30, 2003	30,000 units (7)	$1.25	$37,500
Les Maund (9)	September 30, 2003	20,000 units (6)	$1.25[9]	$25,000
Natalie Retamar (1)	September 29, 2003	4,000 units (7)	$1.25	$5,000
Terry Byer (1)	September 29, 2003	8,000 units (7)	$1.25	$10,000
PGI, Inc. (1)	September 16, 2003	1,600 units (7) [7]	$1.25	$2,000
Robert Schneiderman (1)	August 14, 2003	6,000 units (7)	$1.25	$8,000
PGI, Inc. (1)	August 13, 2003	8,000 units (7)	$1.25	$10,000
Peter & Julie Andreesen (1)	June 3, 2003	50,000 unit (7)	$0.50	$25,000
Peter & Lisa Luthringer (1)	November 11, 2002	2,000 shares (8)	$0.50	$1,000
Mid-Continental Securities Corp. (3)	June 25, 2002	2,000,000 shares (8)	$0.001	$2,000
Mid-Continental Securities Corp. (3)	June 17, 2002	770,000 shares (8)	$0.001	$770
Mid-Continental Securities Corp. (3)	January 8, 2002	150,000 shares (8)	$0.001	$150

Mid-Continental Securities Corp. (3)	December 21, 2001	250,000 shares (8)	$0.001	$250
Mid-Continental Securities Corp. (3)	December 19, 2001	500,000 shares (8)	$0.001	$500
Mid-Continental Securities Corp. (3)	July 24, 2001	408,750 shares (8)	$0.001	$408.75
Mid-Continental Securities Corp. (3)	April 18, 2001	385,000 shares (8)	$0.001	$385

1 Offered and sold in reliance upon an exemption form registration provided by Section 3(b) under the Securities Act of 1933, and Rule 505 of Regulation D promulgated thereunder.  In order to determine the availability of the exemption, we made a determination that each such purchaser was an accredited investor as that term is defined under Regulation D promulgated under the Securities Act, based in part upon representations made in each such purchaser’s executed subscription agreement and financial information about each such purchaser provided therein. Each such purchaser also represented to us that he or she received all information he or she considered necessary in determining whether to purchase our common stock (or the units of BidGive Group, LLC prior to its merger with our predecessor, as the case may be).

2 We made a determination that each such purchaser was an accredited investor as that term is defined under Regulation D promulgated under the Securities Act, based in part upon representations made by each such purchaser. Each such purchaser also represented to us that he or she received all information he or she considered necessary in determining whether to purchase our common stock.

3 Purchaser is a person who either alone or with his or her purchaser representative(s) had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in, and received all information he, she or it considered necessary in determining whether to purchase our common stock (or the units of BidGive Group, LLC prior to its merger with our predecessor, as the case may be).

4 Sale of our Common Stock pursuant to Section 3(b) of the Securities Act and Rule 505 promulgated thereunder.

5 Sale of our Common Stock pursuant to Section 4(2) of the Securities Act. These shares were sold in reliance upon claimed exemption from registration.  However, since the transaction was not completed prior to December 31, 2003, when we first filed this registration statement, the purchaser may have the right to claim that the transaction was an illegal public offering which violated the federal securities laws.  If the transactions did violate the federal securities laws, the purchaser may have claims against us for damages or for rescission and recovery of the full subscription price.

6 Sale of membership units in BidGive Group, LLC pursuant to Section 4(2) of the Securities Act. Effective as of December 4, 2003, BidGive Group, LLC was merged with and into the Merger Sub with the Merger Sub surviving the Merger, and each 1% membership interest in BidGive Group, LLC that was issued and outstanding immediately prior to the effective time of the Merger was converted into 57,446 shares of our common stock. As a result of the Merger, the former members of BidGive Group, LLC became the holders of 92.5% of our issued and outstanding common stock effective as of December 4, 2003.

7 Sale of membership units in BidGive Group, LLC pursuant to Section 3(b) of the Securities Act and Rule 505 promulgated thereunder.

8 Sale of Rolfe Enterprise, Inc.’s common stock pursuant to Section 4(2) of the Securities Act. This sale occurred prior to the 2:1 forward stock division, the 1:25 reverse stock split, and the merger of Rolfe Enterprises, Inc. into BidGive International.

9 Value of services rendered to us. Phil Berwish and David Peterson are recent additions to our advisory board—each member of the advisory board is granted 5,000 shares of common stock in lieu of any cash compensation for their availability, expertise, and guidance in establishing and expanding our business operations. Les Maund has provided and continues to provide, without cash compensation by us, necessary print and webpage design and development services for our advertising element, and was granted 20,000 shares of our common stock for such services. We made a determination that each such person either (i) was an accredited investor as that term is defined under Regulation D promulgated under the Securities Act, or (ii) either alone or with his or her purchaser representative(s) had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of an investment in, and received all information he, she or it considered necessary in determining whether to purchase our common stock, in each case based in part upon representations made by each such person.

10

Convertible into shares of common stock at a price of $1.50 per share.

11

Convertible into shares of common stock at a price of $1.25 per share.

12

Convertible into shares of common stock at a price of $1.25 per share. Gardner, Schneiderman, Walker and Jacobson purchased, as a group, for a total of $4,990.

13

Convertible into shares of common stock at a price of $1.75 per share.

14

Sale of convertible notes in reliance upon Section 4(2) and Rule 506 of Regulation D under the Securities Act of 1933.  However, since the transaction was not completed prior to December 31, 2003, when we first filed this registration statement, the purchaser may have the right to claim that the transaction was an illegal public offering which violated the federal securities laws.  If the transaction did violate the federal securities laws, the purchaser may have claims against us for damages or for rescission and recovery of the full subscription price.

15

Share purchase price is based on the par value of the stock.

16

Received shares which were offered and sold in a private placement transaction to members of Bidgive Group, LLC, in conjunction with its merger into BGG Acquisition Subsidiary, Inc.  The transaction was completed in reliance upon exemptions from registration provided by Regulation D under the Securities Act of

1933.  Each member of the LLC was required to sign an Investor Acknowledgement indicating that he or she approved the merger transaction, acknowledging that the shares being received would constitute restricted securities, and representing that he or she was either an accredited investor or a person who, either individually or together with his or her purchaser representative, had sufficient knowledge to evaluate the merits and risks of the investment.

All of the securities sold for cash were offered and sold through our officers and directors in reliance upon exemptions from registration either under Section 4(2) of the Securities Act or under Section 3(b) of the Securities Act and Rule 505 of Regulation D promulgated thereunder. The securities sold for consideration other than cash were offered and sold in reliance upon exemptions from registration under Section 4(2) of the Securities Act. All such transactions were private offerings made without advertising or public solicitation. Purchasers signed a subscription agreement acknowledging that they were purchasing shares for their own account and acknowledging that the securities were not registered under the Securities Act and cannot be sold unless they are registered or unless an exemption is available. In addition, a restrictive legend was placed on all share certificates representing the shares.

ITEM 27.   EXHIBITS

2.1

Merger Agreement and Plan of Reorganization, dated October 10, 2003, entered by and among Rolfe Enterprises, Inc., BGG Acquisition Subsidiary, Inc., Mid-Continental Securities Corp., and BidGive Group, LLC (filed as Exhibit 2.1 to BidGive International’s Form 10-QSB filed on November 10, 2003, and incorporated herein by reference).

2.2.

Merger Agreement and Plan of Reorganization, dated March 10, 2004, entered by and between Rolfe Enterprises, Inc. and BidGive International, Inc. (filed as Exhibit 10 to BidGive International’s Preliminary Information Statement on Schedule 14C filed on March 12, 2004, and incorporated herein by reference).

3.1

 Certificate of Incorporation of BidGive International, Inc. (filed as Exhibit 3 to       BidGive International’s Preliminary Information Statement on Schedule 14C filed on March 12, 2004, and incorporated herein by reference).

     3.2

Bylaws of BidGive International, Inc. (filed as Exhibit 3 to BidGive International’s Preliminary Information Statement on Schedule 14C filed on March 12, 2004, and incorporated herein by reference).

4.1

Convertible promissory note. (filed as Exhibit 4.1 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on May 6, 2005, and incorporated herein by reference).

4.2

  Form of Convertible Note Extension Agreement. *

5.1

      Opinion of Counsel. *

10.1

Joint venture/revenue sharing letter agreement between BidGive International, Inc. and Personal Greetings, Inc., dated February 15, 2004 (filed as Exhibit 10.1 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on April 28, 2004, and incorporated herein by reference).

10.2

Joint venture/revenue sharing letter agreement between BidGive International, Inc. and Leonard Pearl, dated February 15, 2004 (filed as Exhibit 10.1 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on April 28, 2004, and incorporated herein by reference).

10.3

Joint venture/revenue sharing letter agreement between BidGive International, Inc. and Terry Byer, dated February 15, 2004 (filed as Exhibit 10.3 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on April 28, 2004, and incorporated herein by reference).

10.4

Form of BidGive International, Inc. dining agreement (filed as Exhibit 10.4 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on July 28, 2004, and incorporated herein by reference).

10.5

Form of BidGive International, Inc. retail agreement (filed as Exhibit 10.5 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on July 28, 2004, and incorporated herein by reference).

10.6

Agreement between BidGive and Coventry Travel dated January 5, 2004 (filed as Exhibit 10.6 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on July 28, 2004, and incorporated herein by reference).

10.7

Agreement between BidGive VarTec Telecom/Excel Communications and i2 Foundation - Aidmatrix, dated January 27, 2003 (filed as Exhibit 10.7 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on July 28, 2004, and incorporated herein by reference).

10.8

Agreement between BidGive and Data Mountain Solutions dated December 2, 2003, (filed as Exhibit 10.8 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on October 5, 2004, and incorporated herein by reference).

10.9

Form of BidGive International, Inc. confidentiality agreement for Independent Sales Consultants (filed as Exhibit 10.9 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on July 28, 2004, and incorporated herein by reference).

10.10

Form of BidGive International advertising participation agreement (filed as Exhibit 10.10 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on October 5, 2004, and incorporated herein by reference).

10.11

 Certifications of Commitments to Purchase Common Stock, dated September 1, 2004  (filed as Exhibit 10.11 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on January 18, 2005, and incorporated herein by reference).

21.1

Subsidiaries of BidGive International (filed as Exhibit 21.1 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on October 5, 2004, and incorporated herein by reference).

23.1

Consent of Child, Sullivan and Company, Certified Public Accountant, Kaysville, Utah.  *

23.2

Consent of Counsel (included in Exhibit 5.1).

99.1

Affiliate Membership Agreement (Linkshare) (filed as Exhibit 99.1 to BidGive International’s Preliminary Registration Statement on Form SB-2 filed on May 6, 2005, and incorporated herein by reference).

*filed herewith

ITEM 28.

UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned small business issuer hereby undertakes:

(1)

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any additional or changed material information on the plan of distribution.

(2)

For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on December 30, 2005 ..

BIDGIVE INTERNATIONAL, INC.

By: /s/ James P. Walker, Jr.
President, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ James P. Walker, Jr.
President, Secretary and Director

Date: December 30, 2005

/s/ Michael Jacobson

Vice President and Director

Date: December 30, 2005

/s/ Rebecca Richardson-Blanchard

Principal Financial Officer

Date: December 30, 2005

/s/ Mark S. Gardner

Director

Date: December 30, 2005

/s/ Ronald D. Gardner

Director

Date: December 30, 2005